Exhibit 99.2

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations

This Form 10-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Form 10-K there are statements concerning our future operating and future financial performance.  Words such as "expects", "anticipates", "believes", "estimates", "may", "will", "should", "could", "potential", "continue", "intends", "plans" and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;
•
competition from existing competitors (such as telephone companies and direct broadcast satellite ("DBS") operators) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•	demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein;
•	the cost of programming and industry conditions;
•	changes in the laws or regulations under which we operate;
•	the outcome of litigation and other proceedings, including the matters described under Item 3. Legal Proceedings;
•	general economic conditions in the areas in which we operate;
•	the state of the market for debt securities and bank loans;
•	demand for advertising inventory;
•	demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;
•	the level of our capital expenditures;
•	the level of our expenses;
•	future acquisitions and dispositions of assets;
•	market demand for new services;
•	the tax-free treatment of the MSG Distribution and the AMC Networks Distribution (each as defined herein);
•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);
•	other risks and uncertainties inherent in the cable television, programming, entertainment and newspaper publishing businesses, and our other businesses;
•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and
•
the factors described in our filings with the Securities and Exchange Commission, including under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

(1)

CABLEVISION SYSTEMS CORPORATION

All dollar amounts, except per subscriber, per unit, per share data, and tender prices per note, included in the following discussion under this Item 7, are presented in thousands.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Summary

Our future performance is dependent, to a large extent, on general economic conditions including capital and credit market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as cable television services and entertainment, as well as lower levels of television and newspaper advertising, and increased incidence of customer's inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

On June 30, 2011, Cablevision distributed to its stockholders all of the outstanding common stock of  AMC Networks Inc., a company which consists principally of national programming networks, including AMC, WE tv, IFC and Sundance Channel, previously owned and operated by the Company's Rainbow segment (the "AMC Networks Distribution").  The AMC Networks Distribution took the form of a distribution by Cablevision of one share of AMC Networks Class A Common Stock for every four shares of CNYG Class A Common Stock held of record at the close of business in New York City on June 16, 2011 (the "AMC Networks Distribution Record Date") and one share of AMC Networks Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the AMC Networks Distribution Record Date.

Also, on February 9, 2010, Cablevision distributed to its stockholders all of the outstanding common stock of Madison Square Garden, a company which owns the sports, entertainment and media businesses previously owned and operated by the Company's Madison Square Garden segment.  The MSG Distribution took the form of a distribution by Cablevision of one share of Madison Square Garden Class A Common Stock for every four shares of CNYG Class A Common Stock held of record at the close of business in New York City on January 25, 2010 (the "MSG Distribution Record Date") and one share of Madison Square Garden Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the MSG Distribution Record Date.

As a result of the AMC Networks Distribution and MSG Distribution, the Company no longer consolidates the financial results of AMC Networks and Madison Square Garden for the purpose of its own financial reporting and the historical financial results of AMC Networks and Madison Square Garden have been reflected in the Company's consolidated financial statements as discontinued operations for all periods presented.

Telecommunications Services

Our Telecommunications Services segment, which accounted for 93% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010, derives revenues principally through monthly charges to subscribers of our video, high-speed data and Voice over Internet Protocol ("VoIP") services and commercial data and voice services operations.  These monthly charges include fees for cable television programming, high-speed data and voice services, as well as, equipment rental, pay-per-view and video-on-demand.  Revenue increases are derived from rate increases, increases in the number of subscribers to these services, including additional services sold to our existing subscribers, upgrades by video customers in the level of programming package to which they subscribe, and acquisition transactions that result in the addition of new subscribers.  Our ability to increase the number of subscribers to our services is significantly related to our penetration rates (the number of subscribers to our services as a percentage of homes passed).  As penetration rates increase, the number of available homes to which we can market our services generally decreases, which may contribute to a slower rate of customer and revenue growth in future periods.  We also derive revenues from the sale of advertising time available on the programming carried on our cable television systems.  Programming costs are the most significant part of our operating expenses and are expected to continue to increase primarily as a result of contractual rate increases and additional service offerings.

(2)

Our cable television video services, which accounted for 53% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010, face competition from video service provided by incumbent telephone companies, DBS service providers and others.  As discussed in greater detail below, we face intense competition in our New York metropolitan service area from incumbent telephone companies Verizon and AT&T, which offer video programming in addition to their voice and high-speed Internet access services, evidencing their commitment to compete across all of the Company's telecommunications products.  To the extent the incumbent telephone companies, who have financial resources that exceed ours, decide to meet our pricing and/or features or reduce their pricing, our future growth may be negatively impacted.  There are two major providers of DBS service in the United States, each with significantly higher numbers of subscribers than we have.  We compete nationally with these DBS competitors by "bundling" our service offerings with products that the DBS companies cannot efficiently provide at this time, such as high-speed data service, voice service and interactive services carried over the cable distribution plant.  Historically, we have made substantial investments in the development of new and innovative programming options and other product enhancements for our customers as a way of differentiating ourselves from our competitors.  We likely will continue to do so in order to remain an effective competitor, which could increase our operating expenses and capital expenditures.

Verizon and AT&T offer video programming as well as voice and high-speed Internet access services to residential customers in our New York metropolitan service area.  Verizon has constructed fiber to the home network plant that passes a significant number of households in our New York metropolitan service area (currently approximately 40% of the households, according to our estimates).  Verizon has obtained authority to provide video service for a majority of these homes passed, on a statewide basis in New Jersey, in numerous local franchises in New York State, including all of New York City, and in a small portion of Connecticut.  AT&T offers such service in competition with us in most of our Connecticut service area.  This competition impacts our video revenue and our video revenue growth rates in these areas and may continue to do so in the future.

Our high-speed data services business, which accounted for 20% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010, faces intense competition from other providers of high-speed Internet access, including Verizon and AT&T in our New York metropolitan service area and Qwest in our Bresnan Cable service area.  Our growth rate in high-speed data customers and revenues in our New York metropolitan service area has slowed from the growth rates we have experienced in the past due to our high penetration in this service area (54.3% of homes passed at December 31, 2010).  Growth rates have also been negatively impacted, although to a lesser extent, by intense competition.  Accordingly, the growth rate of both customers and revenues may continue to slow in the future.  In addition, the regulatory framework for high-speed data service may affect our competitive position.

Our VoIP offering, which accounted for 13% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010, faces intense competition from other providers of voice services, including carriers such as Verizon and AT&T in the New York metropolitan service area and Qwest in our Bresnan Cable service area.  We compete primarily on the basis of pricing, where unlimited United States and Canada (including Puerto Rico in the New York metropolitan service area and the U.S. Virgin Islands in the Bresnan Cable service area) long distance, regional and local calling, together with certain features for which the incumbent providers charge extra, are offered at one low price.  Our growth rate in VoIP customers and revenues has slowed from the growth rates we have experienced in the past due to our increasing penetration in the New York metropolitan service area (43.8% of homes passed at December 31, 2010).  Growth rates have also been impacted, although to a lesser extent, by intense competition.  Accordingly, the growth rate of both customers and revenues may continue to slow in the future.  In addition, the regulatory framework for voice services may affect our competitive position.

(3)

The Telecommunications Services segment advertising and other revenues accounted for 2% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010.

Optimum Lightpath, which operates in our New York metropolitan area accounted for 4% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010.  Optimum Lightpath operates in the most competitive business telecommunications market in the country and competes against the very largest telecommunications companies - incumbent local exchange companies such as Verizon and AT&T, other competitive local exchange companies and long distance companies.  To the extent that dominant market leaders decide to reduce their prices, future success of our Optimum Lightpath business may be negatively impacted.  The trend in business communications has been shifting from a wired voice medium to a wireless data medium.  This trend could also negatively impact the future growth of Optimum Lightpath if it were to accelerate.

Other

Our Other segment includes the operations of (i) Newsday, which includes the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites including newsday.com and exploreLI.com, (ii) our motion picture theater business ("Clearview Cinemas"), (iii) the News 12 Networks, our regional news programming services, (iv) the MSG Varsity network, our network dedicated entirely to showcasing high school sports and activities, (v) our cable television advertising company, Rainbow Advertising Sales Corporation ("RASCO"), and (vi) certain other businesses and unallocated corporate costs.

Newsday

Newsday's revenue is derived primarily from the sale of advertising and the sale of newspapers ("circulation revenue").  For the year ended December 31, 2010, advertising revenues accounted for 73% and circulation revenues accounted for approximately 26% of the total revenues of Newsday.  Newsday's circulation revenue is derived primarily from home delivery subscriptions of the Newsday daily newspaper, and single copy sales of Newsday at the newsstand or through local retail outlets.

Newsday's largest categories of operating expenses relate to the production and distribution of its print products.  These costs are driven by volume (number of newspapers printed and number of pages printed) and the number of pages printed are impacted by the volume of advertising and editorial page counts.  The majority of Newsday's other costs, such as editorial content creation, rent and general and administrative expenses do not directly fluctuate with changes in advertising and circulation revenue.

Newsday and the newspaper industry generally have experienced significant declines in advertising and circulation revenue as circulation and readership levels continue to be adversely affected by competition from new media news formats and less reliance on newspapers by some consumers, particularly younger consumers, as a source of news.  A prolonged decline in circulation levels would also have a material adverse effect on the rate and volume of advertising revenues.

(4)

Clearview Cinemas

Clearview Cinemas derives revenues primarily from box office ticket sales, concession stand sales, and, to a lesser extent, from advertising shown at the start of each performance and from venue rentals. Our ability to attract customers to our theaters is, to a large extent, dependent on our ability to obtain high quality film content at competitive pricing. To the extent other theater chains have greater leverage with producers and distributors of motion pictures, our ability to obtain such content at equivalent pricing will be hindered.

News 12 Networks

Our News 12 Networks, which include seven 24-hour local news channels and five traffic and weather services dedicated to covering areas within the New York metropolitan area, derives its revenues from the sale of advertising on its networks and affiliation fees paid by cable operators, principally Cablevision.

MSG Varsity

MSG Varsity, which launched in September 2009, is a network dedicated entirely to showcasing high school sports and activities.  One of the many compelling components of this programming service is the involvement of high schools throughout our footprint as co-producers of MSG Varsity's content, in addition to content created by our professional productions.  MSG Varsity is available to all subscribers throughout our footprint in the New York metropolitan area.

RASCO

RASCO is a cable television advertising company that sells local and regional commercial advertising time on cable television networks and offers advertisers the opportunity to target specific geographic and demographic audiences.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company's long-lived and indefinite-lived assets at December 31, 2010 include goodwill of $442,067, other intangible assets of $1,599,267 ($1,307,123 of which are indefinite-lived intangible assets), $3,361,590 of property, plant and equipment.  Such assets accounted for approximately 61% of the Company's consolidated total assets.  Goodwill and identifiable indefinite-lived intangible assets, which represent primarily the Company's cable television franchises, various trademarks and licenses, are tested annually for impairment during the first quarter ("annual impairment test date") and upon the occurrence of certain events or substantive changes in circumstances.

In accordance with Accounting Standards Codification ("ASC") Topic 350-10, the Company is required to determine goodwill impairment using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.  For the purpose of evaluating goodwill impairment at the annual impairment test date, the Company had two reporting units containing approximately 89% of the Company's goodwill balance of $275,037.  These reporting units are the Consumer Services (cable television) reporting unit in the Telecommunications Services reportable segment ($234,290), and the Clearview Cinemas reporting unit in the Other reportable segment ($10,348).  Goodwill recorded in connection with the Company's acquisition of Bresnan Cable in December 2010 was not included in the annual impairment test during the first quarter (see Note 4).

(5)

The impairment test for identifiable indefinite-lived intangible assets is performed in accordance with the guidance outlined in ASC Topic 350-30, which consists of a comparison of the estimated fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  The following table sets forth the amount of identifiable indefinite-lived intangible assets reported in the Company's consolidated balance sheet as of December 31, 2010:

Reportable Segment	Unit of Accounting	Identifiable Indefinite-Lived Intangible Assets Balance*

Telecommunications Services	Cable Television Franchises	$731,848

Other	Newsday Trademarks	56,300

Telecommunications Services and Other	Various other identifiable indefinite-lived intangible assets	6,363
		$794,511
______________
*
Excludes cable television franchises and FCC licenses acquired in connection with the Company's acquisition of Bresnan Cable in December 2010, since these assets were not included in the annual impairment test during the first quarter (see Note 4).

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment.  If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company's goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Fair value estimates are made at a specific point in time, based on relevant information.  These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions.  These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables.  For the Telecommunications Services reportable segment, these valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions.  Further, the projected cash flow assumptions consider contractual relationships, customer attrition, eventual development of new technologies and market competition.  For Newsday, these valuations also include assumptions for advertising and circulation revenue trends, operating margin, market participant synergies, and market multiples for comparable companies.  If these estimates or material related assumptions change in the future, we may be required to record additional impairment charges related to our long-lived assets.

(6)

Based on the Company's annual impairment test during the first quarter of 2010, the Company's reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit).  In order to evaluate the sensitivity of the estimated fair value calculations of the Company's reporting units on the annual impairment calculation for goodwill, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair values of each reporting unit.  These hypothetical decreases of 10%, 20% and 30% would have no impact on the goodwill impairment analysis for any of the Company's reporting units with the exception of the Clearview Cinemas reporting unit.  For Clearview Cinemas, which had a goodwill carrying value of $10,348 at December 31, 2010, a 26% reduction in its estimated fair value would result in a step one failure.  A step one failure would require the Company to perform the second step of the goodwill impairment test to measure the amount of implied fair value of goodwill and, if required, the recognition of a goodwill impairment loss.

The Company's primary identifiable indefinite-lived intangible assets that represent over 95% of the identifiable indefinite-lived intangibles (excluding cable television franchise and FCC licenses identifiable indefinite-lived intangible assets acquired in connection with the Company's acquisition of Bresnan Cable in December 2010) are the Company's cable television franchises and various reporting unit trademarks, which are valued using an income approach or market approach.  The Company's cable television franchises are the largest of the Company's identifiable indefinite-lived intangible assets and reflect agreements we have with state and local governments that allow us to construct and operate a cable business within a specified geographic area.  Our cable television franchises are valued using a discounted cash flows ("DCF") methodology.  The DCF methodology used to value cable television franchises entails identifying the projected discrete cash flows related to such cable television franchises and discounting them back to the valuation date.  The projected discrete cash flows related to such cable television franchises represent the rights to solicit and the right to service potential customers in the service areas defined by franchise rights currently held by the Company.  Significant judgments inherent in a valuation include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to the cable television franchises and identification of appropriate continuing growth rate assumptions.  The discount rates used in the DCF analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Based on the Company's annual impairment test during the first quarter of 2010, the Company's units of accounting that represent approximately 90% of the Company's identifiable indefinite-lived intangible assets have significant safety margins, representing the excess of the identifiable indefinite-lived intangible assets estimated fair value unit of accounting over their respective carrying values.  In order to evaluate the sensitivity of the fair value calculations of all the Company's identifiable indefinite-lived intangibles, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair value of each of the Company's identifiable indefinite-lived intangibles.  These hypothetical 10%, 20% and 30% decreases in estimated fair value would not have resulted in an impairment of any of our identifiable indefinite-lived intangibles other than the Newsday related trademarks, which have a carrying value of $56,300.  The hypothetical fair value decreases would have resulted in impairment charges of approximately $5,000 at 10%, approximately $10,000 at 20%, and approximately $15,500 at 30% related primarily to the Newsday print newspaper trademark.  As of December 31, 2010, 2009 and 2008, the Newsday indefinite-lived trademarks were written down to their estimated fair values (see discussion below).

(7)

The Company's impairment analysis of Newsday as of December 31, 2008 resulted in pre-tax impairment charges of $59,522, $8,199 and $333,159 related to identifiable indefinite-lived intangibles, certain long-lived intangible assets and goodwill, respectively, originally recorded by the Company in connection with its acquisition of Newsday on July 29, 2008.  The net $400,880 pre-tax impairment charges recorded in 2008 are included in depreciation and amortization (including impairments) and the Company recognized an income tax benefit of $164,080, in addition to the allocation of such pre-tax impairment charges to the noncontrolling interest owner's basis in those assets.  In addition, during the fourth quarter of 2010 and 2009, the Company recorded an impairment charge of $7,800 and $2,000, respectively, relating to the excess of the carrying value over the estimated fair value of Newsday's indefinite-lived intangible trademarks.

The Company determined the fair value of our Newsday reporting unit based on a weighting of the estimated fair values determined under the income approach and the market approach.  The income approach utilizes a DCF valuation methodology, which requires the exercise of significant judgments, including judgments about appropriate discount rates based on the assessment of risks inherent in the projected future cash flows including the cash flows generated from potential synergies a market participant may generate, the amount and timing of expected future cash flows, including expected cash flows beyond the Company's current long-term business planning period, and certain tax benefits the Company would recognize.  The discount rate utilized for the interim impairment assessment was a consolidated weighted average discount rate of 12%.  The market approach measures fair value using market multiples of various financial measures compared to a set of comparable publicly traded newspaper publishing companies and comparable transactions taking into consideration potential synergies a market participant may generate and requires significant judgments in determining comparable market multiples.  The weighting between the income approach and market approach was weighted more towards the income approach based on our belief that the income approach was more reliable in the midst of the steep economic decline impacting the publishing industry, and in view of the fact that there were no recent observable sales transactions involving the newspaper business.  The estimated fair values of Newsday's indefinite-lived intangibles, which relate primarily to the trademarks associated with its newspaper mastheads, were based on discounted future cash flows calculated based on the relief-from-royalty method.  Changes in such estimates or the application of alternative assumptions could produce significantly different results.

From the date of the acquisition of Newsday on July 29, 2008 through year-end 2008, there was a significant decrease in the estimated fair value of the Newsday reporting unit, particularly in the fourth quarter of 2008.  The reduction in estimated fair value under the income approach was primarily due to the decline in Newsday's projections of future revenue and cash flows.  In addition, the estimated fair value under the income approach was further reduced by the increase in the consolidated weighted average discount rate for the Newsday reporting unit from approximately 10% at July 29, 2008 to 12% at December 31, 2008.  The consolidated weighted average discount rate was based on an estimation of a market participant's cost of equity and debt, weighted by the relative percentages of equity and debt for comparable newspaper companies.  The increase in the consolidated weighted average discount rate for the Newsday reporting unit from 10% to 12% was due to an increase in both the estimated cost of equity and debt for the industry, which was primarily due to  an increase in the economic volatility affecting the overall economy, and in particular the newspaper publishing industry, and an increase in borrowing costs for the industry.  Since the acquisition of the Newsday reporting unit on July 29, 2008, there also has been a reduction in the estimated fair value under the market approach.  Approximately two-thirds of this reduction was primarily due to a decline in market multiples and approximately one-third of the reduction was due to a decline in Newsday's projections of future revenue and cash flows.  The Company impaired 100% of its basis in the goodwill balance of the Newsday reporting unit as of December 31, 2008.

Subsequent to the acquisition of the Newsday reporting unit on July 29, 2008, the reduction in estimated fair values of the trademarks under the relief-from-royalty method was primarily due to a reduction of the assumed royalty rate from 4% in 2008 to 3% in 2009 and 2010 for the Newsday print newspaper and newsday.com trademarks, an increase in the discount rate for the Newsday print newspaper from 9.0% in 2008 to 11.5% in 2009 and 12.0% in 2010, and a decline in the Company's revenue projections for the Newsday print newspaper and newsday.com in comparison to the revenue projections at July 29, 2008.  The primary reason for the decrease in the royalty rate from 4% to 3% was due to the lower projected margins for the Newsday print newspaper and newsday.com.  The primary reason for the increase in the discount rate for the Newsday print newspaper trademark from 9.0% in 2008 to 11.5% in 2009 and 12.0% in 2010 was due to an increase in both the estimated cost of equity and debt for the industry, which was primarily due to an increase in the economic volatility affecting the overall economy, and in particular the newspaper publishing industry, and an increase in borrowing costs to the industry.

(8)

Useful Lives of Finite-Lived Intangible Assets:

The Company has recognized intangible assets for customer and advertiser relationships, and other intangible assets as a result of purchase accounting.  The Company has determined that certain of such intangible assets have finite lives.  The estimated useful lives and net carrying values of these intangible assets at December 31, 2010, which include customer relationships and other amortizable intangible assets acquired in connection with the Company's acquisition of Bresnan Cable in December 2010, are as follows:

	Net Carrying Value at December 31, 2010	Estimated Useful Lives

Customer relationships	$239,986	7 to 18 years
Advertiser relationships	23,120	4 to 10 years
Other intangible assets	29,038	3 to 28 years

Customer relationships represent the value attributed to customer relationships acquired primarily from the Bresnan Cable acquisition which are amortized using the sum of the years' digits method.  This method of amortization results in a greater portion of the intangible asset being amortized in the earlier years of its useful life.

Valuation of Deferred Tax Assets:

Deferred tax assets have resulted primarily from the Company's future deductible temporary differences and net operating loss carry forwards ("NOLs").  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company's consolidated statement of operations.  Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly.  At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain state NOLs.  The Company decreased the valuation allowance by $2,428 in 2010, decreased the valuation allowance by $1,427 in 2009 and increased the valuation allowance by $6,602 in 2008.  During 2010, 2009 and 2008, certain state NOLs expired prior to utilization.  The deferred tax asset corresponding to the expired NOLs had been fully offset by a valuation allowance. The associated deferred tax asset and valuation allowance were both reduced by $287, $3,609 and $2,681 in 2010, 2009 and 2008, respectively.  To address state income tax planning considerations, certain subsidiary corporations were converted to limited liability companies during 2009. Certain state NOLs, for which the related deferred tax assets were fully offset by a valuation allowance, were eliminated pursuant to such conversions.  Accordingly, the associated deferred tax asset and valuation allowance were both reduced by $9,355 in 2009.

(9)

Plant and Equipment:

Costs incurred in the construction of the Company's cable television system, including line extensions to, and upgrade of, the Company's hybrid fiber-coaxial infrastructure and headend facilities are capitalized.  These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities.  The internal costs that are capitalized consist of salaries and benefits of Company employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities.  These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years).  Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.

Costs incurred to connect businesses or residences that have not been previously connected to the infrastructure or digital platform are also capitalized.  These costs include materials, subcontractor labor, internal labor to connect, provision and provide on-site and remote technical assistance and other related costs associated with the connection activities.  In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized.  The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity.  New connections are amortized over 5 years or 12 years for residence wiring and feeder cable to the home, respectively.  The portion of departmental costs related to reconnection, programming service up- and down- grade, repair and maintenance, and disconnection activities are expensed as incurred.

Certain Transactions

The following transactions occurred during the periods covered by this Management's Discussion and Analysis of Financial Condition and Results of Operations:

2010 Transactions

On February 9, 2010, Cablevision completed the MSG Distribution, which took the form of a distribution by Cablevision of one share of Madison Square Garden Class A Common Stock for every four shares of CNYG Class A Common Stock held of record on the MSG Distribution Record Date and one share of Madison Square Garden Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the MSG Distribution Record Date.  On January 12, 2010, the Company transferred to Madison Square Garden the Company's subsidiaries which owned, directly or indirectly, all of the partnership interests in Madison Square Garden, L.P.  As a result of the MSG Distribution, on February 9, 2010, the Company no longer consolidates the financial results of Madison Square Garden for the purpose of its own financial reporting and the historical financial results of Madison Square Garden have been reflected in the Company's consolidated financial statements as discontinued operations for all periods presented through the MSG Distribution date.

On December 14, 2010, the Company completed its acquisition of Bresnan Cable through a newly-formed subsidiary.  The purchase price was $1,366,157 subject to final working capital and certain other adjustments.  The acquisition was financed using an equity contribution by CSC Holdings of $395,000, which CSC Holdings borrowed under its revolving credit facility, and debt consisting of an undrawn $75,000 revolving credit facility, a $765,000 term loan facility and $250,000 8.0% senior notes due 2018.

On December 31, 2010, Rainbow Media Holdings transferred its membership interests in News 12 Networks, RASCO and certain other business to wholly-owned subsidiaries of CSC Holdings in contemplation of the proposed AMC Networks Distribution.

(10)

2008 Transactions

In July 2008, the Company completed a series of transactions in which the Company received a 97.2% interest in a newly created limited liability company (Newsday Holdings LLC) between CSC Holdings and Tribune Company that included the net assets of Newsday Media Group.  The purchase price to the Company was $622,717, including transaction costs.  In addition, Cablevision contributed approximately $682,000 aggregate face value of newly issued 8% senior notes due 2012 (with a fair value of approximately $650,000 on the date of contribution) to CSC Holdings which in turn contributed those notes to Newsday Holdings LLC.  In 2010, Cablevision redeemed the senior notes held by Newsday Holdings LLC for $758,968.  Newsday Holdings LLC received $487,500 aggregate principal amount of Cablevision 7-3/4% senior notes due 2018 and $266,217 aggregate principal amount of Cablevision 8% senior notes due 2020, plus accrued interest.

In October 2008, Optimum Lightpath completed the acquisition of 4Connections LLC for a purchase price of $49,631.

(11)

Results of Operations - Cablevision Systems Corporation

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated:

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$6,177,575	100%	$5,900,074	100%	$277,501

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,663,748	43	2,532,844	43	(130,904)
Selling, general and administrative	1,440,731	23	1,389,525	24	(51,206)
Restructuring expense (credits)	(58)	-	5,583	-	5,641
Depreciation and amortization (including impairments)	887,092	14	916,408	16	29,316
Operating income	1,186,062	19	1,055,714	18	130,348
Other income (expense):
Interest expense, net	(710,751)	(12)	(669,814)	(11)	(40,937)
Gain on sale of programming and affiliate interests, net	2,051	-	-	-	2,051
Gain (loss) on investments, net	109,813	2	(977)	-	110,790
Gain (loss) on equity derivative contracts, net	(72,044)	(1)	631	-	(72,675)
Loss on interest rate swap contracts, net	(85,013)	(1)	(75,631)	(1)	(9,382)
Loss on extinguishment of debt and write-off of deferred financing costs	(110,049)	(2)	(73,457)	(1)	(36,592)
Miscellaneous, net	1,447	-	543	-	904
Income from continuing operations before income taxes	321,516	5	237,009	4	84,507
Income tax expense	(113,767)	(2)	(113,177)	(2)	(590)
Income from continuing operations	207,749	3	123,832	2	83,917
Income (loss) from discontinued operations, net of income taxes	153,848	2	161,467	3	(7,619)
Net income	361,597	6	285,299	5	76,298
Net loss (income) attributable to noncontrolling interests	(649)	-	273	-	(922)
Net income attributable to Cablevision Systems Corporation shareholders	$360,948	6%	$285,572	5%	$75,376

The following is a reconciliation of operating income to Adjusted Operating Cash Flow ("AOCF"):

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$1,186,062	$1,055,714	$130,348
Share-based compensation	50,289	49,820	469
Depreciation and amortization (including impairments)	887,092	916,408	(29,316)
Restructuring expense (credits)	(58)	5,583	(5,641)
AOCF	$2,123,385	$2,027,525	$95,860

(12)

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$5,900,074	100%	$5,480,799	100%	$419,275

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	2,532,844	43	2,391,392	44	(141,452)
Selling, general and administrative	1,389,525	24	1,253,863	23	(135,662)
Restructuring expense	5,583	-	3,049	-	(2,534)
Depreciation and amortization (including impairments)	916,408	16	1,333,101	24	416,693
Operating income	1,055,714	18	499,394	9	556,320
Other income (expense):
Interest expense, net	(669,814)	(11)	(687,725)	(13)	17,911
Loss on investments, net	(977)	-	(33,176)	(1)	32,199
Gain on equity derivative contracts, net	631	-	51,772	1	(51,141)
Loss on interest rate swap contracts, net	(75,631)	(1)	(202,840)	(4)	127,209
Loss on extinguishment of debt and write-off of deferred financing costs	(73,457)	(1)	-	-	(73,457)
Miscellaneous, net	543	-	885	-	(342)
Income (loss) from continuing operations before income taxes	237,009	4	(371,690)	(7)	608,699
Income tax benefit (expense)	(113,177)	(2)	113,918	2	(227,095)
Income (loss) from continuing operations	123,832	2	(257,772)	(5)	381,604
Income from discontinued operations, net of income taxes	161,467	3	21,600	-	139,867
Net income (loss)	285,299	5	(236,172)	(4)	521,471
Net loss attributable to noncontrolling interests	273	-	8,108	-	(7,835)
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$285,572	5%	$(228,064)	(4)%	$513,636

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$1,055,714	$499,394	$556,320
Share-based compensation	49,820	36,334	13,486
Depreciation and amortization (including impairments)	916,408	1,333,101	(416,693)
Restructuring expense	5,583	3,049	2,534
AOCF	$2,027,525	$1,871,878	$155,647

(13)

Comparison of Consolidated Year Ended December 31, 2010 Versus Year Ended December 31, 2009

Consolidated Results – Cablevision Systems Corporation

We classify our operations into two reportable segments:

•	Telecommunications Services, consisting principally of our video, high-speed data, VoIP services and the commercial high-speed data and voice services operations of Optimum Lightpath; and
•
Other, consisting principally of (i) Newsday, which includes the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites including newsday.com and exploreLI.com; (ii) our motion picture theater business ("Clearview Cinemas"), (iii) the News 12 Networks, (iv) the MSG Varsity network, (v) Rainbow Advertising Sales Corporation ("RASCO"), a cable television advertising company, and (vi) certain other businesses and unallocated corporate costs.

On December 31, 2010, Rainbow Media Holdings transferred its membership interests in News 12 Networks, RASCO and certain other businesses to wholly-owned subsidiaries of CSC Holdings in contemplation of the AMC Networks Distribution.

We allocate certain amounts of our corporate overhead to each segment based upon their proportionate estimated usage of services, except for Newsday as to which we allocated the incremental costs incurred in providing these services through September 30, 2009.  Subsequent to September 30, 2009, we allocated certain amounts of our corporate overhead to Newsday based upon its proportionate estimated usage of such services.  The segment financial information set forth below, including the discussion related to individual line items, does not reflect inter-segment eliminations unless specifically indicated.

Corporate overhead costs previously allocated to AMC Networks and Madison Square Garden that were not eliminated as a result of the AMC Networks Distribution in June 2011 and the MSG Distribution in February 2010 have been reclassified to continuing operations.  Subsequent to January 1, 2010, amounts allocated to Madison Square Garden represent charges pursuant to the transition services agreement.
See "Business Segments Results" for a discussion relating to the operating results of our segments.

Revenues, net for the year ended December 31, 2010 increased $277,501 (5%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunications Services segment	$304,022
Decrease in revenues of the Other segment	(28,291)
Inter-segment eliminations	1,770
$277,501

(14)

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•	cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;
•	network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;
•	interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers; and
•	publication production and distribution costs of our Newsday business.

Technical and operating expenses (excluding depreciation, amortization and impairments) in 2010 increased $130,904 (5%) as compared to 2009.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$134,460
Decrease in expenses of the Other segment	(3,688)
Inter-segment eliminations	132
$130,904

As a percentage of revenues, technical and operating expenses remained constant 2010 as compared to 2009.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $51,206 (4%) for 2010 as compared to 2009.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$45,256
Increase in expenses of the Other segment	4,312
Inter-segment eliminations	1,638
$51,206

As a percentage of revenues, selling, general and administrative expenses decreased 1% in 2010 compared to 2009.

Depreciation and amortization (including impairments) decreased $29,316 (3%) for 2010 as compared to 2009.  The net decrease is attributable to the following:

Decrease in expenses of the Telecommunications Services segment	$(32,890)
Increase in expenses of the Other segment	3,574
$(29,316)

Adjusted operating cash flow increased $95,860 (5%) for the year ended December 31, 2010 as compared to the same period in 2009.  The net increase is attributable to the following:

Increase in AOCF of the Telecommunications Services segment	$127,443
Decrease in AOCF of the Other segment	(31,583)
$95,860

(15)

Interest expense, net increased $40,937 (6%) for 2010 as compared to 2009.  The net increase is attributable to the following:

Increase due to higher average interest rates on our indebtedness, including extension fees to lenders	$36,639
Net decrease due to change in average debt balances	(6,693)
Lower interest income	2,836
Other net increases (including an increase in arrangement fees for term loan extensions)	8,155
$40,937

See "Liquidity and Capital Resources" discussion below for a detail of our various borrower groups.

Gain on sale of programming and affiliate interests, net amounted to $2,051 for the year ended December 31, 2010 primarily from the sale of our ownership interest in PVI.

Gain (loss) on investments, net for the years ended December 31, 2010 and 2009 of $109,813 and $(977), respectively, consists primarily of the increase or decrease in the fair value of Comcast common stock owned by the Company.  The effects of these gains and losses are partially offset by the losses and gains on the related equity derivative contracts, net described below.

Gain (loss) on equity derivative contracts, net for the years ended December 31, 2010 and 2009 of $(72,044) and $631, respectively, consists of unrealized and realized losses and gains due to the change in fair value of the Company's equity derivative contracts relating to the Comcast common stock owned by the Company.  The effects of these losses and gains are partially offset by the gains or losses on investment securities pledged as collateral, which are included in gain (loss) on investments, net discussed above.

Loss on interest rate swap contracts, net amounted to $85,013 and $75,631 for the years ended December 31, 2010 and 2009, respectively.  These interest rate swap contracts effectively fix the borrowing rates on a portion of the Company's floating rate debt to limit the exposure against the risk of rising rates.  The losses on interest rate swap contracts are a result of a shift in the yield curve over the life of the swap contracts.

Loss on extinguishment of debt and write-off of deferred financing costs amounted to $110,049 and $73,457 for the years ended December 31, 2010 and 2009, respectively.  The 2010 amount represents premiums paid to repurchase a portion of Cablevision senior notes due April 2012 and related fees associated with the tender offer and the write-off of unamortized deferred financing costs related to such repurchases.  The 2009 amount represents the premiums paid to repurchase a portion of Cablevision senior notes due April 2009, CSC Holdings' senior notes due July 2009, and senior debentures due August 2009 and related fees associated with the tender offers.  They also included the write-off of unamortized deferred financing costs related to such repurchases.

Income tax expense of $113,767 for the year ended December 31, 2010, reflected an effective tax rate of 35%.  In the second quarter of 2010, the Company recorded a nonrecurring tax benefit of $18,951 for an increase in certain state and city net operating loss carry forwards pursuant to the finalization of an examination with a state taxing authority.  Absent this tax benefit, the effective tax rate for the year ended December 31, 2010 would have been 41%.   The Company recorded tax expense of $5,842 for the impact of a change in the state rate used to measure deferred taxes principally due to the impact of the MSG Distribution on February 9, 2010.  A decrease in the valuation allowance relating to certain state net operating loss carry forwards resulted in a tax benefit of $2,428.  The Company recorded tax expense of $1,202, including accrued interest, related to uncertain tax positions.

The Company recorded income tax expense of $113,177 for the year ended December 31, 2009, reflecting an effective tax rate of 48%.  To address state income tax planning considerations, during 2009 certain subsidiary corporations were converted to limited liability companies.  In connection with such conversions, the Company recorded tax expense of $9,095 relating to the elimination of certain state NOLs and credit carry forwards.  Absent this tax expense, the effective tax rate for the year ended December 31, 2009 would have been 44%.  The Company recorded a tax benefit of $6,764 for the impact of a change in the state rate used to measure deferred taxes.  A decrease in the valuation allowance relating to certain state net operating loss carry forwards resulted in a tax benefit of $1,427.  The Company recorded tax benefit of $105, including accrued interest, related to uncertain tax positions.

(16)

For the years ended December 31, 2010 and 2009, the Company has fully offset federal taxable income with a net operating loss carry forward.  However, the Company is subject to the federal alternative minimum tax and certain state and local income taxes that are payable quarterly.

Income (loss) from discontinued operations

Income (loss) from discontinued operations, net of income taxes, for the years ended December 31, 2010 and 2009 reflects the following items:

	Years Ended December 31,
	2010	2009
Net operating results of Madison Square Garden, including transaction costs, net of income taxes (a)	$(4,122)	$35,856
Net operating results of AMC Networks, including transaction costs, net of income taxes	157,970	125,611
	$153,848	$161,467
______________
(a)	Includes operating results of the Madison Square Garden segment from January 1, 2010 through February 9, 2010, the date of the MSG Distribution.

Business Segments Results

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Telecommunications Services segment:

	Years Ended December 31,
	2010		2009
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$5,735,522	100%	$5,431,500	100%	$304,022
Technical and operating expenses (excluding depreciation and amortization shown below)	2,334,456	41	2,199,996	41	(134,460)
Selling, general and administrative expenses	1,103,313	19	1,058,057	19	(45,256)
Depreciation and amortization	824,029	14	856,919	16	32,890
Operating income	$1,473,724	26%	$1,316,528	24%	$157,196

(17)

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$1,473,724	$1,316,528	$157,196
Share-based compensation	33,885	30,748	3,137
Depreciation and amortization	824,029	856,919	(32,890)
AOCF	$2,331,638	$2,204,195	$127,443

Revenues, net for the year ended December 31, 2010 increased $304,022 (6%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

	Years Ended December 31,			Percent
	2010	2009	Increase	Increase
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$3,237,793	$3,080,078	$157,715	5%
High-speed data	1,193,624	1,146,789	46,835	4
Voice	808,374	771,236	37,138	5
Advertising	135,890	105,633	30,257	29
Other (including installation, home shopping, advertising sales commissions, and other products)	94,907	94,066	841	1
Total Cable Television	5,470,588	5,197,802	272,786	5
Optimum Lightpath	284,034	255,549	28,485	11
Intra-segment eliminations	(19,100)	(21,851)	2,751	13
Total Telecommunications Services	$5,735,522	$5,431,500	$304,022	6%

Revenue increases reflected above are primarily derived from higher rates (primarily due to an increase in video rates of 3.7% on average, which was implemented beginning in December 2009), increases in the number of subscribers to our high-speed data and voice services as set forth in the table below, including additional services sold to our existing video subscribers, upgrades by video customers from the level of the programming package to which they subscribe, and acquisition transactions that result in the addition of new subscribers.  The acquisition of our Bresnan Cable system on December 14, 2010, resulted in an approximate $22,100 increase in revenues, net.  These increases are partially offset by promotional offer pricing discounts and a decline in basic video customers in our New York metropolitan service area and other rate changes.  Our average monthly revenue per basic video subscriber for the three months ended December 31, 2010 was $150.68 (for our New York metropolitan service area only) as compared to $149.04 and $144.03 for the three months ended September 30, 2010 and December 31, 2009, respectively.

We believe the increase in advertising revenue is primarily due to a general improvement in the cable television advertising market and political advertising in 2010.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services, partially offset by reduced traditional data services and lower intra-segment revenue.

(18)

The following table presents certain subscriber and revenue generating units ("RGUs") information as of December 31, 2010, September 30, 2010 and December 31, 2009 for the Company's cable television systems (excluding Optimum Lightpath):

	New York Metropolitan Area December 31, 2010	Bresnan Cable Service Area December 31, 2010 (1)	Total December 31, 2010	September 30, 2010	December 31, 2009
	(in thousands)

Basic video customers	3,008	306	3,314	3,043	3,063
Digital video customers	2,906	205	3,111	2,921	2,893
High-speed data customers	2,653	239	2,892	2,647	2,568
Voice customers	2,138	131	2,269	2,129	2,052
Total RGUs	10,705	881	11,586	10,740	10,576
______________
(1)	Reflects data related to Bresnan Cable, which was acquired by the Company on December 14, 2010.

Total RGUs as of December 31, 2010, include 880,900 RGUs related to the acquisition of our Bresnan Cable system in December 2010.

Excluding the impact of the Bresnan Cable system, the Company had a loss of 55,500 basic video customers for the year ended December 31, 2010 compared to a loss of 45,100 in 2009.  This is largely attributable to the impact of a retransmission consent dispute in October 2010, the economic downturn, and, to a lesser extent, intense competition, particularly from Verizon.

For the year ended December 31, 2010, excluding the impact of the Bresnan Cable system, the Company added 128,600 RGUs as compared to 297,700 in 2009.  These additions include increases in digital video customers of approximately 40,500 and 50,600 for the years ended 2010 and 2009, respectively, resulting from the migration from analog to full digital across certain regions of our service area.  The length of the economic downturn, along with intense competition, could impact our ability to maintain or increase our existing customers and revenue in the future.

Technical and operating expenses (excluding depreciation and amortization shown below) for 2010 increased $134,460 (6%) as compared to 2009.  The net increase is attributable to the following:

Increase in programming costs (including costs of on-demand services) due primarily to rate increases (see discussion of MSG networks below), new program offerings and programming costs for the newly acquired Bresnan Cable system operations ($5,662), partially offset by lower subscribers to certain tiers of service	$88,206
Nonrecurring settlement of a contractual fee matter related to years prior to 2009 recorded in the second quarter of 2010	(23,000)
Increase in field operations and network related costs primarily due to lower capitalizable activities, general cost increases, costs associated with the operation of the newly acquired Bresnan Cable system ($5,003), and growth in RGUs	31,417
Nonrecurring contract termination charge related to the newly acquired Bresnan Cable system	14,375
Increase in franchise fees due to increase in video revenues and higher rates in certain regions	8,239
Impact of accrual reversals in 2009 due to legislative changes which clarified the applicability of certain VoIP fees	18,976
Lower termination rates, partially offset by higher interconnection costs due to the favorable resolution of certain disputed costs in 2009 (termination and interconnection costs are net of related intra-segment eliminations)	(3,532)
Intra-segment eliminations	(221)
$134,460

(19)

Technical and operating expenses consist primarily of programming costs and direct costs associated with providing and maintaining services to our customers.  These costs typically rise as the number of RGUs grow and also due to general inflationary cost increases for employees, contractors, programming rates and other various expenses.  Costs of field operations also increase as the portion of our expenses that we are able to capitalize decreases due to lower new customer installations and lower new service upgrades.  Network related costs also fluctuate as capitalizable network upgrade and enhancement activity changes.  Franchise fees are payable to the state governments and local municipalities where we operate and are based on a percentage of certain categories of revenue, primarily video revenue which vary by state and municipality.  These costs change in relation to changes in such categories of revenues or rate changes.  We expect that our technical and operating expenses will continue to increase in the future.  However, as a percentage of revenues, we expect these costs to remain relatively constant.

Effective January 1, 2010, a new long-term affiliation agreement was entered into between Cablevision and the MSG networks, which are owned by Madison Square Garden.  This new long-term affiliation agreement resulted in incremental programming costs to the Company of approximately $29,000 for the year ended December 31, 2010, as compared to the amount of programming costs recognized by the Company pursuant to the Company's arrangement with Madison Square Garden in 2009.  This new affiliation agreement provides for the carriage of the MSG Network and MSG Plus program services on the Company's cable television systems in the tri-state area.  This agreement has a term of 10 years, obligates the Company to carry the MSG networks program services on its cable television systems and provides for the payment by the Company to the MSG networks of a per subscriber license fee, which fee is increased each year during the term of the agreement.

Selling, general and administrative expenses increased $45,256 (4%) for 2010 as compared to 2009.  The net increase is attributable to the following:

Increase in sales and marketing costs primarily due to increased customer promotions, higher commissions, higher advertising costs, including costs related to program carriage disputes, and costs associated with the operation of the newly acquired Bresnan Cable system ($2,003)	$22,283
Impact of the favorable resolution of litigation, that resulted in a reversal of expense recognized in prior periods, recorded in 2009	5,579
Decrease in customer related costs in the New York metropolitan service area primarily due to a reduction in call center labor costs due to fewer calls handled, partially offset by increased RGUs and general cost increases	(3,937)
Increase in share-based compensation expense and expenses relating to Cablevision's long-term incentive plans	8,087
Other net increases primarily due to legal costs, other fees and employee costs in the New York metropolitan service area and administrative costs associated with the operation of the newly acquired Bresnan Cable system ($2,244)	13,471
Intra-segment eliminations	(227)
$45,256

Selling, general and administrative expenses include customer related costs, principally from the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities.  These costs generally rise as the number of RGUs grow and also as a result of general inflationary cost increases for employees and other various expenses.  Sales and marketing costs primarily consist of employee costs and advertising production and placement costs associated with acquiring and retaining customers.  These costs may increase with intense competition.

Prior to the AMC Networks Distribution, the Telecommunications Services segment received a management fee calculated based on gross revenues of AMC and WE tv (as defined under the terms of the management agreement) on a monthly basis.  Historically, these management fees were reported as a contra-expense and amounted to $26,511 and $23,773, for the year ended December 31, 2010 and 2009, respectively.  The management agreement was terminated in connection with the AMC Networks Distribution and the fees received have been reclassified to discontinued operations for all periods presented.

(20)

Depreciation and amortization decreased $32,890 (4%) for 2010 as compared to 2009.  The net decrease resulted primarily from certain assets becoming fully depreciated, partially offset by depreciation of new asset purchases and depreciation and amortization of $6,791 related to the newly acquired Bresnan Cable system.

Adjusted operating cash flow increased $127,443 (6%) for the year ended December 31, 2010 as compared to 2009.  The increase was due to an increase in revenue, partially offset by an increase in operating expenses excluding depreciation and amortization and share-based compensation, as discussed above.  The year ended 2010 increase includes the $23,000 nonrecurring settlement of a contractual fee matter related to years prior to 2009 recorded in 2010, partially offset by a $14,375 nonrecurring contract termination charge related to the Bresnan Cable system.  The increase in 2010 was also negatively impacted by the reversal of an accrual in 2009 due to legislative changes which clarified the applicability of certain VoIP fees of $18,976 and the impact of the favorable resolution of litigation that resulted in a reversal of expense recognized in prior periods recorded in 2009 of $5,579.

Other

The table below sets forth, for the periods presented, certain financial information and the percentage that those items bear to revenues, net for the Other segment.

	Years Ended December 31,
	2010		2009
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$465,975	100%	$494,266	100%	$(28,291)
Technical and operating expenses (excluding depreciation and amortization shown below)	346,318	74	350,006	71	3,688
Selling, general and administrative expenses	344,314	74	340,002	69	(4,312)
Restructuring expense (credits)	(58)	-	5,583	1	5,641
Depreciation and amortization (including impairments)	63,063	14	59,489	12	(3,574)
Operating loss	$(287,662)	(62)%	$(260,814)	(53)%	$(26,848)

The following is a reconciliation of operating loss to AOCF deficit:

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating loss	$(287,662)	$(260,814)	$(26,848)
Share-based compensation	16,404	19,072	(2,668)
Restructuring expense (credits)	(58)	5,583	(5,641)
Depreciation and amortization (including impairments)	63,063	59,489	3,574
AOCF deficit	$(208,253)	$(176,670)	$(31,583)

(21)

Revenues, net for the year ended December 31, 2010 decreased $28,291 (6%) as compared to revenues, net for the prior year.  The net decrease is attributable to the following:

Decrease in revenues at Newsday (to $314,148) due primarily to decreases in advertising revenues as a result of the continued challenging economic environment and competition from other media	$(28,188)
Increase in advertising revenues at News 12 Networks and commission revenues at RASCO	10,128
Decrease in other revenues primarily at PVI and Clearview Cinemas	(8,986)
Intra-segment eliminations	(1,245)
$(28,291)

Technical and operating expenses (excluding depreciation and amortization shown below) for the year ended December 31, 2010 decreased $3,688 (1%) as compared to the prior year.  The net decrease is attributable to the following:

Decrease in expenses at Newsday (to $187,606) primarily due to a decrease in newsprint and ink expenses, a decrease in distribution expense driven primarily by declines in circulation and preprint advertising sales volume, and a decrease in production expenses driven primarily by the cost savings related to headcount reductions and the exiting of certain shopper publications, as well as the impact of lower union compensation costs	$(22,982)
Increase in operating costs of the MSG Varsity network resulting from its September 2009 launch	18,516
Other net increases	778
$(3,688)

Selling, general, and administrative expenses increased $4,312 for the year ended December 31, 2010 as compared to the prior year.  The net increase is attributable to the following:

Decrease in unallocated Corporate costs due primarily to a net increase in allocations to business units of $10,664 and lower costs related to former employees of $11,168	$(21,832)
Charges to Madison Square Garden in 2010 for transition services	(6,096)
Increase in costs at MSG Varsity, RASCO and News 12 Networks	19,591
Transaction costs related to the Bresnan Cable acquisition	8,924
Other net increases	4,970
Intra-segment eliminations	(1,245)
$4,312

For the year ended December 31, 2010 and 2009, we allocated certain corporate overhead, including share-based compensation expense and expenses related to Cablevision's long-term incentive plans, of $38,015 and $34,275, respectively, to AMC Networks.  Such expenses will not be eliminated as a result of the AMC Networks Distribution and have been reclassified to the Other segment for all periods presented.

Depreciation and amortization (including impairments) for the year ended December 31, 2010 increased $3,574 (6%) as compared to the prior year.  The net increase is primarily due to an impairment charge recorded at Newsday of $7,800 in 2010 relating to the estimated fair value of Newsday's indefinite-lived intangible trademark, as compared to $2,000 in the prior year, and depreciation of new asset purchases, partially offset by a decrease in depreciation due to certain assets becoming fully depreciated and a decrease in depreciation expense of $4,025 related to two Newsday printing presses that were phased out of service in mid-year 2009.

(22)

Restructuring expense for the year ended December 31, 2009 amounted to $5,583.  This is comprised of $3,590 in severance and other related costs associated with the elimination of 98 staff positions and $3,174 related to a lease modification termination penalty and other lease and contract exit costs at Newsday.  Offsetting these expenses are restructuring credits of $1,181 related to adjustments in severance and facility realignment provisions recorded in prior restructuring plans.

Adjusted operating cash flow deficit increased $31,583 (18%) for the year ended December 31, 2010 as compared to 2009 (including AOCF of Newsday of $19,349 and $21,775 in 2010 and 2009, respectively).  The increase was due primarily to a decrease in revenues, net, partially offset by a decrease in operating expenses excluding depreciation and amortization and share-based compensation, as discussed above.

Comparison of Consolidated Year Ended December 31, 2009 Versus Year Ended December 31, 2008

Consolidated Results – Cablevision Systems Corporation

Revenues, net for the year ended December 31, 2009 increased $419,275 (8%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Increase in revenues of the Telecommunication Services segment	$266,133
Increase in revenues of the Other segment, including revenues of Newsday resulting from its acquisition on July 29, 2008	158,262
Inter-segment eliminations	(5,120)
$419,275

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•	cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;
•	network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;
•	interconnection, call completion and circuit fees relating to our telephone and VoIP businesses which represent the transport and termination of calls with other telecommunications carriers; and
•	publication production and distribution costs of our Newsday business.

Technical and operating expenses (excluding depreciation and amortization and impairments) in 2009 increased $141,452 (6%) as compared to 2008.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$25,701
Increase in expenses of the Other segment, including expenses of Newsday resulting from its acquisition on July 29, 2008	116,238
Inter-segment eliminations	(487)
$141,452

As a percentage of revenues, technical and operating expenses decreased 1% during 2009 as compared to 2008.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of customer call centers.  Selling, general and administrative expenses increased $135,662 (11%) for 2009 as compared to 2008.  The net increase is attributable to the following:

Increase in expenses of the Telecommunications Services segment	$58,231
Increase in expenses of the Other segment, including expenses of Newsday resulting from its acquisition on July 29, 2008	82,064
Inter-segment eliminations	(4,633)
$135,662

(23)

As a percentage of revenues, selling, general and administrative expenses increased 1% in 2009 compared to 2008.

Restructuring expense amounted to $5,583 in 2009 and $3,049 in 2008.  The 2009 amount was comprised of $3,590 in severance and other related costs associated with the elimination of 98 staff positions and $3,174 related to a lease modification termination penalty and other lease and contract exit costs at Newsday.  Offsetting these expenses were restructuring credits of $1,181 related to adjustments to severance and facility realignment provisions recorded in prior restructuring plans.  The 2008 amount consisted of $5,181 in severance and other related costs associated with the elimination of 106 staff positions, $572 related to lease and other contract exit costs, and $1,472 related to the write-off of intangible assets due to the shut down of a publishing business at Newsday.  These expenses were partially offset by credits of $4,176 related to adjustments to corporate facility realignment provisions recorded in prior restructuring plans.

Depreciation and amortization (including impairments) decreased $416,693 for 2009 as compared to 2008.  In 2008, we recorded impairment charges of $400,880 related to indefinite-lived intangibles, certain long-lived intangible assets and goodwill at our Newsday business.  Additionally, the net decrease consisted of a $29,329 decrease resulting primarily from certain assets becoming fully depreciated, partially offset by depreciation of new asset purchases and increases resulting from the Newsday transaction of $13,516 (including impairment charges of $2,790 in 2009).

Adjusted operating cash flow increased $155,647 (8%) for the year ended December 31, 2009 as compared to the same period in 2008.  The net increase is attributable to the following:

Increase in AOCF of the Telecommunication Services segment	$189,824
Decrease in AOCF of the Other segment, including AOCF of Newsday (acquired July 29, 2008)	(34,177)
$155,647

Interest expense, net decreased $17,911 (3%) during 2009 compared to 2008.  The net decrease is attributable to the following:

Decrease due to lower average interest rates on our indebtedness	$(71,032)
Net increase due to increase in average debt balances	40,175
Lower interest income	3,903
Other net increases	9,043
$(17,911)

See "Liquidity and Capital Resources" discussion below for a detail of our various borrower groups.

Loss on investments, net for the years ended December 31, 2009 and 2008 amounted to $977 and $33,176, respectively.  The 2009 amount consists primarily of the decrease in the fair value of Comcast common stock owned by the Company and the unrealized and realized net loss associated with various other investments.  The 2008 amount consists of the net increase or decrease in the fair value of Comcast common stock and the unrealized and realized net loss of various other investments.  The effects of these gains and losses are partially offset by the losses and gains on related equity derivative contracts, net described below.

(24)

Gain on equity derivative contracts, net for the years ended December 31, 2009 and 2008 of $631 and $51,772, respectively, consists of unrealized and realized gains due to the change in fair value of the Company's equity derivative contracts relating to the Comcast common stock owned by the Company.  The effects of these gains are partially offset by the losses on investment securities pledged as collateral, which are included in loss on investments, net discussed above.

Loss on interest rate swap contracts, net amounted to $75,631 and $202,840 for the years ended December 31, 2009 and 2008, respectively.  These interest rate swap contracts effectively fix the borrowing rates on a portion of the Company's floating rate debt to limit the exposure against the risk of rising rates.  The losses on interest rate swap contracts are a result of a shift in the yield curve over the life of the swap contracts.

Loss on extinguishment of debt and write-off of deferred financing costs of $73,457 for the year ended December 31, 2009 resulted from tender premiums, fees and the write off of unamortized discounts and deferred financing costs associated with the repurchase of a portion of Cablevision's senior notes due April 2009 and CSC Holdings' senior notes due July 2009, August 2009, April 2011, and April 2012 pursuant to our tender offers.

Income tax expense of $113,177 for the year ended December 31, 2009, reflected an effective tax rate of 48%.  To address state income tax planning considerations, during 2009 certain subsidiary corporations were converted to limited liability companies.  In connection with such conversions, the Company recorded tax expense of $9,095 relating to the elimination of certain state NOLs and credit carry forwards.  Absent this tax expense, the effective tax rate for the year ended December 31, 2009 would have been 44%.  The Company recorded tax benefit of $6,764 for the impact of a change in the state rate used to measure deferred taxes.  A decrease in the valuation allowance relating to certain state net operating loss carry forwards resulted in a tax benefit of $1,427.  The Company recorded tax benefit of $105, including accrued interest, related to uncertain tax positions.

The Company recorded income tax benefit of $113,918 for the year ended December 31, 2008, reflecting an effective tax rate of 31%.  The Company recorded tax benefit of $11,274 for the impact of a change in the state rate used to measure deferred taxes.  An increase in the valuation allowance relating to certain state net operating loss carry forwards resulted in tax expense of $6,602.  The Company recorded tax expense of $1,417, including accrued interest, related to uncertain tax positions.

For the years ended December 31, 2009 and 2008, the Company has fully offset federal taxable income with a net operating loss carry forward.  However, the Company is subject to the federal alternative minimum tax and certain state and local income taxes that are payable quarterly.

Net loss attributable to noncontrolling interests for the years ended December 31, 2009 and 2008 of $273 and $8,108, respectively, represent other parties' share of the net losses of entities which are not entirely owned by us but which are consolidated in our financial statements.

Income from discontinued operations

On June 30, 2011, the Company completed the AMC Networks Distribution. In February 2010, the Company completed the MSG Distribution.  As a result, the operating results of these businesses, net of income taxes, have been classified in the consolidated statements of operations as discontinued operations for all periods presented.

(25)

Income from discontinued operations, net of income taxes, for the years ended December 31, 2009 and 2008 reflects the following items, net of related income taxes and noncontrolling interests:

	Years Ended December 31,
	2009	2008
	Amount	Amount
Net operating results of Madison Square Garden, including transaction costs, net of income taxes	$35,856	$7,112
Net operating results of AMC Networks, including transaction costs, net of income taxes	125,611	14,491
Loss on other programming businesses, net of income taxes	-	(3)
	$161,467	$21,600

Business Segments Results

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our Telecommunications Services segment:

	Years Ended December 31,
	2009		2008
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$5,431,500	100%	$5,165,367	100%	$266,133
Technical and operating expenses (excluding depreciation and amortization shown below)	2,199,996	41	2,174,295	42	(25,701)
Selling, general and administrative expenses	1,058,057	19	999,826	19	(58,231)
Depreciation and amortization	856,919	16	890,912	17	33,993
Operating income	$1,316,528	24%	$1,100,334	21%	$216,194

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$1,316,528	$1,100,334	$216,194
Share-based compensation	30,748	23,125	7,623
Depreciation and amortization	856,919	890,912	(33,993)
AOCF	$2,204,195	$2,014,371	$189,824

(26)

Revenues, net for the year ended December 31, 2009 increased $266,133 (5%) as compared to revenues, net for the prior year.  The net increase is attributable to the following:

				Percent
	Years Ended December 31,		Increase	Increase
	2009	2008	(Decrease)	(Decrease)
Video (including analog, digital, pay-per-view, video-on-demand and digital video recorder)	$3,080,078	$2,961,421	$118,657	4%
High-speed data	1,146,789	1,099,634	47,155	4
Voice	771,236	685,643	85,593	12
Advertising	105,633	115,574	(9,941)	(9)
Other (including installation, home shopping, advertising sales commissions, and other products)	94,066	98,736	(4,670)	(5)
Total Cable Television	5,197,802	4,961,008	236,794	5
Optimum Lightpath	255,549	248,776	6,773	3
Intra-segment eliminations	(21,851)	(44,417)	22,566	51
Total Telecommunications Services	$5,431,500	$5,165,367	$266,133	5%

Revenue increases reflected above are primarily derived from higher rates (primarily due to an increase of video rates of 3.5% on average, which was implemented beginning in December 2008), increases in the number of subscribers to our high-speed data and voice services, including additional services sold to our existing video subscribers, upgrades by video customers from the level of the programming package to which they subscribe, and acquisition transactions that result in the addition of new subscribers, offset in part by offer discounts and other rate changes.  As a result, our average monthly revenue per basic video subscriber for the three months ended December 31, 2009 was $144.03 as compared to $134.85 and $141.03 for the three months ended December 31, 2008 and September 30, 2009, respectively.

We believe the decline in advertising revenue is primarily due to the impact of the economic downturn, which may continue.  The increase in Optimum Lightpath net revenues is primarily attributable to growth in Ethernet data services and the acquisition of 4Connections LLC in October 2008, partially offset by reduced traditional data services and lower intra-segment revenue.  The decrease in intra-segment eliminations for the year ended December 31, 2009 as compared to the prior year includes a reduction of interconnection costs charged to Optimum Lightpath and passed through to Optimum Voice of approximately $6,835 resulting from the resolution of certain disputed amounts between Optimum Lightpath and a third party vendor.  Additionally, Optimum Voice is purchasing fewer services from Optimum Lightpath resulting from certain operational functions now being performed directly within cable operations.

The following table presents certain subscriber and revenue generating units ("RGUs") information as of December 31, 2009, September 30, 2009 and December 31, 2008 for the Company's cable television systems (excluding Optimum Lightpath):

	December 31, 2009	September 30, 2009	December 31, 2008
	(in thousands)

Basic video customers	3,063	3,066	3,108
Digital video customers	2,893	2,888	2,837
High-speed data customers	2,568	2,522	2,455
Voice customers	2,052	2,001	1,878
Total RGUs	10,576	10,477	10,278

The Company had a loss of 45,100 basic video customers for the year ended December 31, 2009 compared to a loss of 14,900 in 2008.  This is primarily due to the impact of the economic downturn, and, to a lesser extent, intensifying competition, particularly from Verizon.

(27)

For the year ended December 31, 2009, the Company added 297,700 RGUs as compared to 653,400 in 2008.  These additions include increases in iO digital video customers resulting from digital migration initiatives that eliminated the duplicate analog feeds of various channels carried in digital of approximately 50,600 for the year ended December 31, 2009 compared to 93,800 in 2008.

The growth in RGU additions slowed compared to the comparable period in 2008 as a result of the Company's relatively high penetration rates, the economic downturn and, to a lesser extent, the effects of intensifying competition, particularly from Verizon.  The severity and length of the economic downturn, along with intensifying competition, could impact our ability to maintain or increase our existing customers and revenue in the future.

Technical and operating expenses (excluding depreciation and amortization shown below) for 2009 increased $25,701 (1%) as compared to 2008.  The net increase is attributable to the following:

Increase in field operations and network related costs primarily due to growth in RGUs, lower capitalizable activities and general cost increases	$54,313
Increase in franchise fees due to increase in video revenues and higher rates in certain regions	6,253
Decrease in programming costs (including costs of on-demand services) primarily due to the termination of carriage of VOOM's programming in January 2009 and lower subscribers to certain tiers of service, partially offset by rate increases and new program offerings	(1,601)
Decrease in call completion and interconnection costs, taxes and fees (net of related intra-segment eliminations) primarily due to legislative changes in 2009 which clarified the applicability of certain fees on VoIP of $23,818, of which $19,530 related to the reversal of fees accrued in prior periods, the favorable resolution of certain disputed interconnection costs of approximately $8,555, of which $6,458 related to the reversal of costs accrued in prior periods, and lower rates, partially offset by higher volume due to increased voice customers and other fees…	(33,542)
Intra-segment eliminations	278
$25,701

As a percentage of revenues, technical and operating expenses decreased 1% during 2009 as compared to 2008.  Technical and operating expenses consist primarily of programming costs and direct costs associated with providing and maintaining services to our customers.  These costs typically rise as the number of RGUs grow and also due to general inflationary cost increases for employees, contractors, programming rates and other various expenses.  Costs of field operations also increase as the portion of our expenses that we are able to capitalize decreases due to lower new customer installations and lower new service upgrades.  Network related costs also fluctuate as capitalizable network upgrade and enhancement activity changes.  Franchise fees are payable to the state governments and local municipalities where we operate and are based on a percentage of certain categories of revenue, primarily video revenue which vary by state and municipality.  These costs change in relation to changes in such categories of revenues or rate changes.  We expect that our technical and operating expenses will continue to increase in the future.  However, as a percentage of revenues, we expect these costs to remain relatively constant.

Selling, general and administrative expenses increased $58,231 (6%) for 2009 as compared to 2008.  The net increase is attributable to the following:

Increase in sales and marketing costs primarily due to higher employee related costs	$30,318
Favorable resolution of litigation that resulted in a reversal of expenses accrued in prior periods	(5,579)
Increase in customer related costs primarily due to higher RGUs and general cost increases.	18,427
Increase in share-based compensation expense and expenses relating to Cablevision's long-term incentive plans	7,113
Increase in other general and administrative costs, primarily due to general cost increases, partially offset by severance charges of $2,347 in the first quarter of 2008	7,563
Intra-segment eliminations	389
$58,231

(28)

As a percentage of revenues, selling, general and administrative expenses remained constant in 2009 as compared to 2008.  Selling, general and administrative expenses include customer related costs, principally from the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities.  These costs generally rise as the number of RGUs grow and also as a result of general inflationary cost increases for employees and other various expenses.  We expect that our customer related costs will continue to increase in relatively the same proportion as increases in RGUs and general inflationary cost increases.  Sales and marketing costs primarily consist of employee costs and advertising production and placement costs associated with acquiring and retaining customers.  These costs may continue to increase as competition continues to intensify.

Prior to the AMC Networks Distribution, the Telecommunications Services segment received a management fee calculated based on gross revenues of AMC and WE tv (as defined under the terms of the management agreement) on a monthly basis.  Historically, these management fees were reported as a contra-expense and amounted to $23,773 and $21,513, for the year ended December 31, 2009 and 2008, respectively.  The management agreement was terminated in connection with the AMC Networks Distribution and the fees received have been reclassified to discontinued operations for all periods presented.

Depreciation and amortization decreased $33,993 (4%) for 2009 as compared to 2008.  The net decrease resulted primarily from certain assets becoming fully depreciated, partially offset by depreciation of new asset purchases.

Adjusted operating cash flow increased $189,824 (9%) for the year ended December 31, 2009 as compared to 2008.  The increase was due primarily to an increase in revenue, partially offset by an increase in operating expenses excluding depreciation and amortization and share-based compensation, as discussed above.

Other

The table below sets forth, for the periods presented, certain financial information and the percentage that those items bear to revenues, net for the Other segment.

	Years Ended December 31,
	2009		2008
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$494,266	100%	$336,004	100%	$158,262
Technical and operating expenses (excluding depreciation and amortization shown below)	350,006	71	233,768	70	(116,238)
Selling, general and administrative expenses	340,002	69	257,938	77	(82,064)
Restructuring expense	5,583	1	3,049	1	(2,534)
Depreciation and amortization (including impairments)	59,489	12	442,189	132	382,700
Operating loss	$(260,814)	(53)%	$(600,940)	(179)%	$340,126

(29)

The following is a reconciliation of operating loss to AOCF deficit:

	Years Ended December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating loss	$(260,814)	$(600,940)	$340,126
Share-based compensation	19,072	13,209	5,863
Restructuring expense	5,583	3,049	2,534
Depreciation and amortization (including impairments)	59,489	442,189	(382,700)
AOCF deficit	$(176,670)	$(142,493)	$(34,177)

Revenues, net for the year ended December 31, 2009 increased $158,262 as compared to revenues, net for the prior year.  The net increase is attributable to the following:

Increase in revenues at Newsday (from $180,597 for the period from July 30, 2008 to December 31, 2008 to $342,336 for the full year of 2009)	$161,739
Decrease in advertising and affiliate revenues at News 12 Networks and decrease in commission revenues at RASCO	(8,054)
Increase in other revenues primarily at PVI and Clearview Cinemas	5,228
Intra-segment eliminations	(651)
$158,262

Technical and operating expenses (excluding depreciation and amortization shown below) for the year ended December 31, 2009 increased $116,238 (50%) as compared to the prior year.  The net increase is attributable to the following:

Increase in expenses at Newsday (from $110,955 for the period from July 30, 2008 to December 31, 2008 to $210,588 for the full year of 2009)	$99,633
Increase in operating costs of the MSG Varsity Network launched in September 2009	8,487
Increase in operating costs of Clearview Cinemas	7,338
Other net increases	780
$116,238

Selling, general, and administrative expenses increased $82,064 for the year ended December 31, 2009 as compared to the prior year. The net decrease is attributable to the following:

Increase in expenses at Newsday (from $51,194 for the period from July 30, 2008 to December 31, 2008 to $110,660 for the full year of 2009)	$59,466
Increase in unallocated corporate costs due to costs related to former employees	12,242
Increase in unallocated corporate general and administrative costs	8,934
Decrease in corporate legal costs	(8,459)
Increase in costs at MSG Varsity Network, RASCO and News 12 Networks	7,780
Other net increases	2,752
Intra-segment eliminations	(651)
$82,064

For the year ended December 31, 2009 and 2008, we allocated certain corporate overhead, including share-based compensation expense and expenses related to Cablevision's long-term incentive plans, of $34,275 and $32,560, respectively, to AMC Networks.  Such expenses will not be eliminated as a result of the AMC Networks Distribution and have been reclassified to the Other segment for all periods presented.

Restructuring expense for the year ended December 31, 2009 amounted to $5,583.  This was comprised of $3,590 in severance and other related costs associated with the elimination of 98 staff positions and $3,174 related to a lease modification termination penalty and other lease and contract exit costs at Newsday.  Offsetting these expenses were restructuring credits of $1,181 related to adjustments in severance and facility realignment provisions recorded in prior restructuring plans.

(30)

For the year ended December 31, 2008 restructuring expense amounted to $3,049 and consisted of $5,181 in severance and other related costs associated with the elimination of 106 staff positions, $572 related to lease and other contract exit costs, and $1,472 related to the write-off of intangible assets due to the shut down of a publishing business at Newsday.  These expenses were partially offset by credits of $4,176 related to adjustments in corporate facility realignment provisions recorded in prior restructuring plans.

Depreciation and amortization (including impairments) decreased $382,700 in 2009 as compared to 2008 primarily due to impairment charges of $400,880 related to indefinite-lived intangibles, certain long-lived intangible assets and goodwill at Newsday recorded in 2008, partially offset by an increase resulting from a full year of depreciation and amortization at Newsday of $13,516 (including impairment charges of $2,790) in 2009.

Adjusted operating cash flow deficit increased $34,177 (24%) for the year ended December 31, 2009 as compared to 2008, net of an increase in AOCF at Newsday of $3,009 (from $18,766 in 2008 to $21,775 in 2009).  The increase was due to an increase in operating expenses excluding depreciation and amortization and share-based compensation, partially offset by an increase in revenues, net, as discussed above.

CSC HOLDINGS, LLC

The consolidated statements of operations of CSC Holdings are essentially identical to the consolidated statements of operations of Cablevision, except for the following:

	Years Ended December 31,
	2010	2009	2008
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$360,948	$285,572	$(228,064)
Interest expense relating to Cablevision senior notes issued in April 2004, September 2009 and April 2010 included in Cablevision's consolidated statements of operations	180,083	114,120	125,874
Interest income related to cash held at Cablevision	(176)	(383)	(591)
Interest income included in CSC Holdings' consolidated statements of operations related to interest on Cablevision's senior notes held by Newsday Holdings LLC (this interest income is eliminated in the consolidated statements of operations of Cablevision)	60,506	62,405	26,155
Loss on extinguishment of debt and write-off of deferred financing costs related to the repurchase of a portion of Cablevision's senior notes due April 2012 pursuant to a tender offer	110,049	587	-
Miscellaneous expense (income)	(14)	-	(4)
Income tax benefit included in Cablevision's consolidated statements of operations related to the items listed above	(137,119)	(71,078)	(59,645)
Net income (loss) attributable to CSC Holdings LLC's sole member	$574,277	$391,223	$(136,275)

Refer to Cablevision's Management's Discussion and Analysis of Financial Condition and Results of Operations herein.

(31)

Cash Flow Discussion

Continuing Operations – Cablevision Systems Corporation

Net Cash Provided by Operating Activities

Net cash provided by operating activities amounted to $1,359,618 for the year ended December 31, 2010 compared to $1,247,139 for the year ended December 31, 2009.  The 2010 cash provided by operating activities resulted from $1,094,841 of income before depreciation and amortization (including impairments), $318,658 of non-cash items and a $70,156 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $79,854 resulting from an increase in current and other assets and a $44,183 decrease in liabilities under derivative contracts.  The increase in cash provided by operating activities of $112,479 in 2010 as compared to 2009 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $46,613 and an increase of $65,866 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $1,247,139 for the year ended December 31, 2009 compared to $1,196,105 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $1,040,240 of income before depreciation and amortization (including impairments), $326,646 of non-cash items and a $6,216 increase in deferred revenue.  Partially offsetting these increases were decreases in cash of $52,408 resulting from a decrease in liabilities under derivative contracts, a $52,933 decrease in accounts payable and accrued liabilities, and a $20,622 increase in current and other assets. The increase in cash provided by operating activities of $51,034 in 2009 as compared to 2008 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $306,177, partially offset by a decrease of $255,143 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $1,196,105 for the year ended December 31, 2008.  The 2008 cash provided by operating activities resulted from $1,075,329 of income before depreciation and amortization (including impairments), a $150,720 increase in liabilities under derivative contracts and a $68,944 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $84,268 resulting from an increase in current and other assets and a decrease of $14,620 of non-cash items.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2010 was $2,272,029 compared to $667,273 for the year ended December 31, 2009.  The 2010 investing activities consisted primarily of $1,356,500 of payments related primarily to the acquisition of Bresnan Cable, $823,245 of capital expenditures ($779,928 of which relate to our Telecommunications Services segment) and net contributions to AMC Networks (reflected in discontinued operations) of $99,614, partially offset by other net cash receipts of $7,330.

Net cash used in investing activities for the year ended December 31, 2009 was $667,273 compared to $1,637,452 for the year ended December 31, 2008.  The 2009 investing activities consisted primarily of $737,524 of capital expenditures ($696,492 of which relate to our Telecommunications Services segment), partially offset by net contributions from AMC Networks (reflected in discontinued operations) of $66,252 and other net cash receipts of $3,999.

Net cash used in investing activities for the year ended December 31, 2008 was $1,637,452.  The 2008 investing activities consisted primarily of $830,332 of capital expenditures ($783,711 of which relate to our Telecommunications Services segment), $672,175 of payments relating primarily to the acquisitions of Newsday and 4Connections LLC, net contributions to Rainbow Media Holdings (reflected in discontinued operations) of $119,360 and other net cash payments aggregating $15,585.

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Net Cash Used in Financing Activities

Net cash provided by financing activities amounted to $950,380 for the year ended December 31, 2010 compared to net cash used in financing activities of $670,478 for the year ended December 31, 2009.  In 2010, the Company's financing activities consisted primarily of proceeds of $1,500,000 from the issuance of senior notes, net proceeds of credit facility debt of $1,037,712, partially offset by the repurchase of senior notes and debentures pursuant to a tender offer of $1,078,212, treasury stock purchases of $300,247, dividend payments to common shareholders of $140,734, additions to deferred financing costs of $65,723 and other net cash payments of $2,416.

Net cash used in financing activities amounted to $670,478 for the year ended December 31, 2009 compared to net cash provided by financing activities of $471,483 for the year ended December 31, 2008.  In 2009, the Company's financing activities consisted primarily of the repayment and repurchase of senior notes of $2,398,740, net repayments of credit facility debt of $235,000, dividend payments to common shareholders of $123,499, additions to deferred financing costs of $49,775 and other net cash payments of $1,748, partially offset by proceeds of $2,138,284 from the issuance of senior notes.

Net cash provided by financing activities amounted to $471,483 for the year ended December 31, 2008.  In 2008, the Company's financing activities consisted primarily of net proceeds of credit facility debt of $565,000, proceeds of $500,000 from the issuance of senior notes, net proceeds from collateralized indebtedness of $3,437 and other net cash receipts of $898, partially offset by the redemption of senior notes of $500,000, dividend payments to common shareholders of $64,854 and additions to deferred financing costs of $32,998.

Continuing Operations - CSC Holdings, LLC

Net Cash Provided by Operating Activities

Net cash provided by operating activities amounted to $1,608,007 for the year ended December 31, 2010 compared to $1,397,075 for the year ended December 31, 2009.  The 2010 cash provided by operating activities resulted from $1,308,170 of income before depreciation and amortization (including impairments), $328,276 of non-cash items and a $75,236 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $59,492 resulting from an increase in current and other assets and a $44,183 decrease in liabilities under derivative contracts.  The increase in cash provided by operating activities of $210,932 in 2010 as compared to 2009 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $108,710 and an increase of $102,222 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

Net cash provided by operating activities amounted to $1,397,075 for the year ended December 31, 2009 compared to $1,184,908 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $1,145,891 of income before depreciation and amortization (including impairments), $381,845 of non-cash items and a $6,216 increase in deferred revenue.  Partially offsetting these increases were decreases in cash of $67,991 resulting from a decrease in accounts payable and accrued liabilities, a $52,408 decrease in liabilities under derivative contracts, and a $16,478 increase in current and other assets.  The increase in cash provided by operating activities of $212,167 in 2009 as compared to 2008 resulted from an increase in income from continuing operations before depreciation and amortization and other non-cash items of $326,728, partially offset by a decrease of $114,561 resulting from changes in working capital, including the timing of payments and collections of accounts receivable, among other items.

(33)

Net cash provided by operating activities amounted to $1,184,908 for the year ended December 31, 2008.  The 2008 cash provided by operating activities resulted from $1,167,118 of income before depreciation and amortization (including impairments), $33,890 of non-cash items, a $150,720 increase in liabilities under derivative contracts and a $63,398 increase in accounts payable and accrued liabilities.  Partially offsetting these increases were decreases in cash of $144,131 resulting from an increase in amounts due from affiliates and a $86,087 increase in current and other assets.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2010 was $2,272,029 compared to $667,273 for the year ended December 31, 2009.  The 2010 investing activities consisted primarily of $1,356,500 of payments relating primarily to the acquisition of Bresnan Cable, $823,245 of capital expenditures ($779,928 of which relate to our Telecommunications Services segment) and net contributions to Rainbow Media Holdings (reflected in discontinued operations) of $99,614, partially offset by other net cash receipts of $7,330.

Net cash used in investing activities for the year ended December 31, 2009 was $667,273 compared to $1,637,452 for the year ended December 31, 2008.  The 2009 investing activities consisted primarily of $737,524 of capital expenditures ($696,492 of which relate to our Telecommunications Services segment), partially offset by net contributions from Rainbow Media Holdings (reflected in discontinued operations) of $66,252, and other net cash receipts of $3,999.

Net cash used in investing activities for the year ended December 31, 2008 was $1,637,452.  The 2008 investing activities consisted primarily of $830,332 of capital expenditures ($783,711 of which relate to our Telecommunications Services segment), $672,175 of payments relating primarily to the acquisitions of Newsday and 4Connections LLC, net contributions to Rainbow Media Holdings (reflected in discontinued operations) of $119,360 and other net cash payments aggregating $15,585.

Net Cash Used in Financing Activities

Net cash provided by financing activities amounted to $695,906 for the year ended December 31, 2010 compared to net cash used in financing activities of $833,472 for the year ended December 31, 2009.  In 2010, the Company's financing activities consisted primarily of net proceeds of credit facility debt of $1,037,712 and proceeds of $250,000 from the issuance of senior notes, partially offset by net distributions made to Cablevision of $551,013, additions to deferred financing costs of $39,131 and other net cash payments of $1,662.

Net cash used in financing activities amounted to $833,472 for the year ended December 31, 2009 compared to net cash provided by financing activities of $483,507 for the year ended December 31, 2008.  In 2009, the Company's financing activities consisted primarily of the repayment and repurchase of senior notes of $1,898,225, net repayments of credit facility debt of $235,000, additions to deferred financing costs of $30,754 and other net cash payments of $1,928, partially offset by proceeds of $1,250,920 from the issuance of senior notes and net contributions from Cablevision of $81,515.

Net cash provided by financing activities amounted to $483,507 for the year ended December 31, 2008.  In 2008, the Company's financing activities consisted primarily of net proceeds of credit facility debt of $565,000, proceeds of $500,000 from the issuance of senior notes and net proceeds from collateralized indebtedness of $3,437, partially offset by the redemption of senior notes of $500,000, distributions made to Cablevision of $48,867, additions to deferred financing costs of $32,917, and other net cash payments of $3,146.

(34)

Discontinued Operations - Cablevision Systems Corporation and CSC Holdings, LLC

The net effect of discontinued operations on cash and cash equivalents amounted to a cash inflow of $60,818, $79,267, and $63,027 for the years ended December 31, 2010, 2009 and 2008, respectively.

Net Cash Used in Operating Activities

Net cash provided by operating activities of discontinued operations amounted to $306,893 for the year ended December 31, 2010 compared to $390,732 for the year ended December 31, 2009.  The 2010 cash provided by operating activities resulted from net income of $266,902 before depreciation and amortization, non-cash items of $379,238 and a decrease in current and other assets of $9,343.  Partially offsetting these increases were decreases in cash of $305,215 resulting from the acquisition of and payment of obligations relating to program rights and a decrease in accounts payable and other liabilities of $43,375.

Net cash provided by operating activities of discontinued operations amounted to $390,732 for the year ended December 31, 2009 compared to $160,587 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted primarily from net income of $329,307  before depreciation and amortization, non-cash items of $361,687 and an increase in accounts payable and other liabilities of $29,191.  Partially offsetting these increases were decreases in cash of $258,695 resulting from the acquisition of and payment of obligations relating to program rights and an increase in current and other assets of $70,758.

Net cash provided by operating activities of discontinued operations amounted to $160,587 for the year ended December 31, 2008.  The 2008 cash provided by operating activities resulted from net income of $196,308 before depreciation and amortization and  non-cash items of $335,363. Partially offsetting these increases were decreases in cash of $248,511 resulting from the acquisition of and payment of obligations relating to program rights, a $58,293 cash payment to settle the Loral contract dispute, a decrease in cash resulting from the net change in current and other assets and liabilities of $47,422 and a decrease in accounts payable and other liabilities of $16,858.

Net Cash Used in Investing Activities

Net cash used in investing activities of discontinued operations for the year ended December 31, 2010 was $22,591 compared to $75,237 for the year ended December 31, 2009.  The 2010 investing activities consisted of capital expenditures of $23,240, partially offset by other net cash receipts of $649.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2009 was $75,237 compared to $173,134 for the year ended December 31, 2008.  The 2009 investing activities consisted of capital expenditures of $72,780 and other net cash payments of $2,457.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2008 was $173,134. The 2008 investing activities consisted of payments relating primarily to the acquisition of Sundance Channel of $110,415, capital expenditures of $78,769 and an increase in other investments of $37,632, partially offset by a decrease in restricted cash of $52,569 relating to the settlement of the Loral contract dispute and other net cash receipts of $1,113.

Net Cash Used in Financing Activities

Net cash used in financing activities of discontinued operations for the year ended December 31, 2010 was $207,670 compared to $192,890 for the year ended December 31, 2009.  The 2010 financing activities consist of the repayment of the note payable to Madison Square Garden of $190,000, net repayments of credit facility debt of $105,000, additions to deferred financing of $8,069 and payments on capital lease obligations of $4,215, partially offset by net contributions from Cablevision of $99,614.

(35)

Net cash used in financing activities of discontinued operations for the year ended December 31, 2009 was $192,890 compared to $55,496 for the year ended December 31, 2008.  The 2009 financing activities consist of net bank repayments of $120,000, net distributions to Cablevision of $66,104, payments for capital lease obligations of $4,256 and additions to deferred financing of $2,530.

Net cash used in financing activities of discontinued operations for the year ended December 31, 2008 was $55,496.  The 2008 financing activities consist of net repayments of collateralized indebtedness of $368,097, payments for capital lease obligations of $3,642 and additions to deferred financing of $2,941, partially offset by net proceeds from credit facility debt of $200,000 and net contributions from Cablevision of $119,184.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Cablevision has no operations independent of its subsidiaries.  Cablevision's outstanding securities consist of CNYG Class A common stock, CNYG Class B common stock and approximately $2,931,000 of debt securities, including approximately $2,177,000 face value of debt securities held by third party investors and approximately $754,000 held by Newsday Holdings LLC.  The $754,000 of notes are eliminated in Cablevision's consolidated financial statements and are shown as notes due from Cablevision in the consolidated equity of CSC Holdings.

Cablevision Issuance of Debt Securities

On April 15, 2010, Cablevision issued $750,000 aggregate principal amount of 7-3/4% senior notes due April 15, 2018 and $500,000 aggregate principal amount of 8% senior notes due April 15, 2020 (collectively, the " 2010 Notes") in a registered public offering. The 2010 Notes are Cablevision's senior unsecured obligations and rank equally in right of payment with all of Cablevision's other existing and future unsecured and unsubordinated indebtedness.  Cablevision may redeem all or a portion of the Notes at any time at a price equal to 100% of the principal amount of the 2010 Notes redeemed plus accrued and unpaid interest to the redemption date plus a "make-whole" premium.  The Company used the net proceeds of the offering to repurchase the April 2012 Notes (as defined below) in the tender offer Cablevision commenced on April 12, 2010 discussed below and for general corporate purposes. In connection with the issuance of these senior notes, the Company incurred deferred financing costs of $26,481, which are being amortized to interest expense over the term of these senior notes.

Cablevision Tender Offer for 8% Senior Notes due 2012 Debt

On April 12, 2010, Cablevision announced that it commenced a cash tender offer for its outstanding $1,000,000 aggregate principal amount of 8% senior notes due April 2012 ("April 2012 Notes") for total consideration of $1,105.00 per $1,000.00 principal amount of notes tendered for purchase, consisting of tender offer consideration of $1,045.00 per $1,000.00 principal amount of notes plus an early tender premium of $60.00 per $1,000.00 principal amount of notes.  In connection with the tender offer, Cablevision repurchased $973,175 aggregate principal amount of the April 2012 Notes in the second quarter of 2010.  Tender premiums aggregating approximately $102,000, along with other transaction costs of approximately $3,000, have been recorded in loss on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.  In addition, unamortized deferred financing costs related to the April 2012 Notes aggregating approximately $5,000 were written-off in 2010.

(36)

In connection with the tender offer described above, and in accordance with the Company's agreements with Tribune Company, Cablevision redeemed all of its April 2012 Notes held by Newsday Holdings LLC with a face value of $682,000 for $758,968.  Newsday Holdings LLC received $487,500 aggregate principal amount of Cablevision 7-3/4% senior notes due 2018 and $266,217 aggregate principal amount of Cablevision 8% senior notes due 2020, plus accrued interest from April 15, 2010, all in accordance with the terms of the Newsday $650,000 senior secured credit facility.  As a result of the redemption of the April 2012 Notes, CSC Holdings recorded an increase to other member's equity of $92,192.

Funding for the debt service requirements of our debt securities is provided by our subsidiaries' operations, principally CSC Holdings, as permitted by the covenants governing CSC Holdings' credit agreements and indentures.  Funding for our subsidiaries is generally provided by cash flow from operations, cash on hand, and borrowings under credit facilities made available to the Restricted Group (as later defined) and Bresnan Cable, and the proceeds from the issuance of securities in the capital markets.  Our decision as to the use of cash on hand, cash generated from operating activities and borrowings under credit facilities of the Restricted Group and Bresnan Cable will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under each respective credit agreement.  Moreover, we will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to meet our future cash funding requirements.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.

We have assessed the implications of the volatility in the capital and credit markets on our ability to repay our scheduled debt maturities over the next 12 months and we currently believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity to repay such scheduled current debt maturities in the next 12 months totaling approximately $483,248 under our credit facilities and senior notes as of December 31, 2010.  However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as cable television services, as well as lower levels of television and newspaper advertising, and increased incidence of customers' inability to pay for the services we provide.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our CSC Holdings and Bresnan Cable revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets.  The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

In the longer term, we do not expect to be able to generate sufficient cash from operations to fund anticipated capital expenditures, meet all existing future contractual payment obligations and repay our debt at maturity.  As a result, we will be dependent upon our ability to access the capital and credit markets.  We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations, and the failure to do so successfully could adversely affect our business.  If we are unable to do so, we will need to take other actions including deferring capital expenditures, selling assets, seeking strategic investments from third parties or reducing or eliminating dividend payments and stock repurchases or other discretionary uses of cash.

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The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the year ended December 31, 2010:

	Restricted Group	Newsday LLC(a)	Bresnan Cable	Other Entities	Total CSC Holdings	Cablevision	Eliminations(b)	Total Cablevision

Credit facility debt	$4,349,112	$650,000	$757,398	$-	$5,756,510	$-	$-	$5,756,510
Capital lease obligations	-	1,574	-	29,663	31,237	-	-	31,237
Senior notes and debentures	3,152,505	-	250,000	-	3,402,505	2,919,405	(753,717)	5,568,193
Collateralized indebtedness relating to stock monetizations	-	-	-	352,606	352,606	-	-	352,606
Total debt	$7,501,617	$651,574	$1,007,398	$382,269	$9,542,858	$2,919,405	$(753,717)	$11,708,546

Interest expense	$427,690	$69,129	$6,589	$27,802	$531,210	$240,589	$(60,506)	$711,293
Capital expenditures	$761,374	$4,155	$7,379	$50,337	$823,245	$-	$-	$823,245
______________
(a)
CSC Holdings has guaranteed Newsday LLC's obligation under its $650,000 senior secured credit facility.  For purposes of the Restricted Group credit facility and indentures, guarantees are treated as indebtedness.  The total debt for the Restricted Group reflected in the table above does not include the $650,000 guarantee.

(b)	Represents the elimination of the senior notes issued by Cablevision and held by Newsday Holdings LLC.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

The following table provides details of the Company's outstanding credit facility debt:

		Weighted Average Interest Rate at	Carrying Value at December 31,
	Maturity Date	December 31, 2010	2010	2009
Restricted Group:
Revolving loan facility(a)	February 24, 2012	1.01%	$77,990	$-
Extended revolving loan facility	March 31, 2015	2.51%	617,010	50,000
Term A-1 loan facility	February 24, 2012	1.01%	69,016	650,000
Term A-3 extended loan facility	March 31, 2015	2.51%	449,259	-
Term B loan facility	March 29, 2013	2.01%	324,254	2,210,994
Term B-2 extended loan facility	March 29, 2016	3.51%	1,145,728	1,157,756
Term B-3 extended loan facility	March 29, 2016	3.26%	1,665,855	-
Restricted Group credit facility debt			4,349,112	4,068,750

Bresnan Cable:
Term loan facility	December 14, 2017	4.50%	757,398	-
Revolving loan facility(b)	December 14, 2015	-	-	-
Bresnan Cable credit facility debt			757,398	-

Newsday:
Fixed term rate loan facility	August 1, 2013	10.50%	525,000	525,000
Floating term rate loan facility	August 1, 2013	6.54%	125,000	125,000
Newsday credit facility debt			650,000	650,000

Total credit facility debt			$5,756,510	$4,718,750
______________
(a)
At December 31, 2010, $58,372 of the revolving loan facility was restricted for certain letters of credit issued on behalf of CSC Holdings and $659,081 of the revolving loan facilities was undrawn and available to be drawn to meet the net funding and investment requirements of the Restricted Group.

(b)
At December 31, 2010, $350 of the revolving credit facility was restricted for certain letters of credit issued on behalf of Bresnan Cable and $74,650 of the revolver was undrawn and available to be drawn to meet the net funding and investment requirements of Bresnan Cable.

The following table provides details of the Company's capital expenditures for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
	2010	2009
Capital Expenditures

Consumer premise equipment	$300,221	$328,148
Scalable infrastructure	180,562	131,847
Line extensions	36,137	30,501
Upgrade/rebuild	19,701	18,593
Support	145,153	103,959
Total Cable Television	681,774	613,048
Optimum Lightpath	98,154	83,444
Total Telecommunications	779,928	696,492
Other	43,317	41,032
Total Cablevision	$823,245	$737,524

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Total amounts payable by the Company and its subsidiaries in connection with its outstanding obligations during the five years subsequent to December 31, 2010 and thereafter, including capital leases and related interest and the value deliverable at maturity under monetization contracts as of December 31, 2010 are as follows:

	Cablevision	Restricted Group	Bresnan Cable	Newsday	Other Entities		Total

2011	$-	$475,598	$7,650	$619	$163,829	(a)	$647,696
2012	26,825	659,052	7,650	339	150,646	(a)	844,512
2013	-	199,879	7,650	650,255	45,544		903,328
2014	-	1,061,016	7,650	221	2,471		1,071,358
2015	-	1,200,463	7,650	195	25,505		1,233,813
Thereafter	2,150,000	3,993,517	976,750	135	-		7,120,402	(b)
Total	$2,176,825	$7,589,525	$1,015,000	$651,764	$387,995		$11,821,109
______________
(a)
Cablevision has the option, at maturity, to deliver the shares of common stock underlying the monetization contracts along with proceeds from the related derivative contracts in full satisfaction of the maturing collateralized indebtedness or obtain the required cash equivalent of the common stock through new monetization and derivative contracts.  The amounts included in the table are $161,358 in 2011, $148,175 in 2012 and $43,073 in 2013.

(b)
Excludes the $487,500 principal amount of Cablevision 7.75% senior notes due 2018 and $266,217 principal amount of Cablevision 8.00% senior notes due 2020 contributed to CSC Holdings, which in turn contributed such notes to Newsday Holdings LLC, which in turn pledged those senior notes to the lenders under its credit facility.

Restricted Group

As of December 31, 2010, CSC Holdings and those of its subsidiaries which conduct our cable television video operations in the New York metropolitan area, and high-speed data service, and our VoIP services operations, as well as Optimum Lightpath, our commercial data and voice service business, comprise the "Restricted Group" as they are subject to the covenants and restrictions of the credit facility and indentures governing the notes and debentures securities issued by CSC Holdings.  In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.

Sources of cash for the Restricted Group include primarily cash flow from the operations of the businesses in the Restricted Group, borrowings under its credit facility and issuance of securities in the capital markets and, from time to time, distributions or loans from its subsidiaries.  The Restricted Group's principal uses of cash include: capital spending, in particular, the capital requirements associated with the growth of its services such as digital video, high-speed data and voice (including enhancements to its service offerings such as a broadband wireless network (WiFi)); debt service, including distributions made to Cablevision to service interest expense on its debt securities; distributions to Cablevision to fund dividends payable to stockholders of CNYG Class A and CNYG Class B common stock; distributions to Cablevision to fund share repurchases; other corporate expenses and changes in working capital; and investments that it may fund from time to time.  We currently expect that the net funding and investment requirements of the Restricted Group for the next 12 months will be met with one or more of the following: cash on hand, cash generated by operating activities and available borrowings under the Restricted Group's credit facility.

Amendment and Restatement of Credit Facility

On April 13, 2010, CSC Holdings and certain of its subsidiaries (the "Restricted Subsidiaries") entered into an amended credit agreement (the "Credit Agreement"), providing for (i) an amendment and restatement of the credit agreement, dated as of February 24, 2006, as first amended and restated in its entirety as of May 27, 2009 and further amended and restated in its entirety as of April 13, 2010, and (ii) an amendment to the Incremental Term Supplement, dated as of March 29, 2006 and amended as of May 27, 2009.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Among other things, the Credit Agreement provides for the specific mechanics of extending, from time to time, the revolving credit commitments, term A loans, incremental term loans and any additional facility commitments or additional facility loans, as applicable, with the terms of such extended facility to be documented at the time of such extension in an extended facility agreement.  Under the terms of the Credit Agreement, CSC Holdings entered into three extended facilities as of April 13, 2010, as follows:

•
an extended revolving credit facility agreement (the "Extended Revolving Credit Facility") that provided for the extension of the availability period for lenders holding approximately $820,000 of revolving credit commitments under CSC Holdings' $1,000,000 Revolving Credit Facility to March 31, 2015.  Lenders under the Extended Revolving Credit Facility are entitled to an extension fee payment of between 2.00% and 2.50% per annum of the outstanding loans under the Extended Revolving Credit Facility, based upon the cash flow ratio applicable from time to time.  In addition, revolving credit lenders with revolving credit commitments in the aggregate amount of $412,000 executed joinders to the Credit Agreement agreeing to provide increased revolving credit commitments with an availability period expiring on March 31, 2015.

•
an extended term A facility agreement (the "extended term A facility") that provided for the extension of the maturity date for lenders holding approximately $480,000 of loans under CSC Holdings' existing $650,000 Term A facility, at the time of the launch of the transaction, to March 31, 2015.  Lenders under the extended term A facility are entitled to an extension fee payment of between 2.00% and 2.50% per annum of the outstanding loans under the extended term A facility, based upon the cash flow ratio applicable from time to time.

•
an extended incremental term facility agreement (the "term B-3 extended loan facility") that provided for the extension of the maturity date for lenders holding approximately $1,678,000 under CSC Holdings' existing $2,200,000 incremental term facility, at the time of the launch of the transaction, to March 29, 2016.  Lenders under the term B-3 extended loan facility are entitled to an extension fee payment of 1.25% per annum of the outstanding loans under the term B-3 extended loan facility.

On June 30, 2010, the availability period for $20,000 of revolving credit commitments under CSC Holdings' Revolving Credit Facility was extended to March 31, 2015 and the maturity date of $4,786 of loans under CSC Holdings' existing term A facility was extended to March 31, 2015.

The revolver has no required interim repayments.  The term A-1 loan facility requires quarterly repayments of approximately $17,254 in 2011.  The extended term A facility is subject to quarterly repayments of approximately $12,142 through March 2012, approximately $18,213 beginning in June 2012 through March 2013, approximately $24,284 beginning in June 2013 through March 2014 and approximately $54,640 beginning in June 2014 through its maturity date in March 2015.  The term B loan facility is subject to quarterly repayments of approximately $851 through March 2012 and approximately $80,000 beginning on June 30, 2012 through its maturity date in March 2013.  The term B-2 extended loan facility is subject to quarterly repayments of approximately $3,007 through December 2015 and a final payment of approximately $1,085,585 upon maturity in March 2016.  The term B-3 extended loan facility is subject to quarterly repayments of approximately $4,196 through December 2015 and a final payment of approximately $1,581,933 upon maturity in March 2016.  The borrowings under the Restricted Group credit facility may be repaid without penalty at any time.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Loans under the Restricted Group credit facility are direct obligations of CSC Holdings, guaranteed by most Restricted Group subsidiaries and secured by the pledge of the stock of most Restricted Group subsidiaries.

In April 2010, the Company utilized $200,000 of its increased revolver commitments to make a $200,000 pre-payment of the unextended term B loan facility.  In addition, in December 2010, the Company utilized $395,000 of its revolver commitments to make a $395,000 equity contribution in Bresnan Cable.

On May 27, 2009, CSC Holdings entered into an agreement that provided for an extension of the maturity date from March 29, 2013 to March 29, 2016 of approximately $1,166,778 of the $3,395,000 then outstanding principal amount of the term B loan under its credit facility.  Consenting lenders received a one-time amendment fee of five basis points (.05%) on their total loan commitments.  Lenders who elected to extend their loan commitments will be paid an annual extension fee of 1.5% of their loan commitments through maturity on March 29, 2016.  In connection with the extension of these loan commitments, the Company incurred deferred financing costs of $1,867.

The principal financial covenants for the Restricted Group credit facility are summarized below:

	Maximum Total Leverage to Cash Flow(a)	Maximum Senior Secured Leverage to Cash Flow(a)	Minimum Ratio of Cash Flow to Interest Expense(a)	Minimum Ratio of Cash Flow Less Cash Taxes to Total Debt(a)

Revolving loan facility	4.5	3.0	2.0 to 1	1.5 to 1
Extended revolving loan facility	4.5	3.0	2.0 to 1	1.5 to 1
Term A-1 loan facility	4.5	3.0	2.0 to 1	1.5 to 1
Term A-3 extended loan facility	4.5	3.0	2.0 to 1	1.5 to 1
Term B loan facility(b)	5.0	4.5	n/a	n/a
Term B-2 extended loan facility(b)	5.0	4.5	n/a	n/a
Term B-3 extended loan facility(b)	5.0	4.5	n/a	n/a
______________
(a)	As defined in each respective credit facility.
(b)	Incurrence based only.

These covenants and restrictions on the permitted use of borrowed funds in the revolving credit facility may limit CSC Holdings' ability to utilize all of the undrawn revolver funds.  Additional covenants include limitations on liens and the issuance of additional debt.

Under the revolving credit facility, the extended revolving loan facility, the term A-1 loan facility, the term A-3 extended loan facility, the term B loan facility, the term B-2 extended loan facility, and the term B-3 extended loan facility, there are generally no restrictions on investments that the Restricted Group may make, provided it is not in default; however, CSC Holdings must also remain in compliance with the maximum ratio of total indebtedness to cash flow and the maximum senior secured leverage ratio (each as defined in the term A-1 loan facility).  CSC Holdings' ability to make restricted payments is also limited by provisions in the term B loan facility, term B-2 extended loan facility, term B-3 extended loan facility, and the indentures covering CSC Holdings' notes and debentures.

(42)

CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

The Restricted Group was in compliance with all of its financial covenants under its various credit agreements as of December 31, 2010.

As of December 31, 2010, CSC Holdings was party to several interest rate swap contracts with an aggregate notional amount of $2,600,000 that effectively fixed borrowing rates on a portion of the Company's floating rate debt.  Interest rate swap contracts with an aggregate notional amount of $1,100,000 matured in March 2010.  These contracts are not designated as hedges for accounting purposes.  As a result of the CSC Holdings interest rate swap transactions, the interest rate paid on approximately 75% of the Company's outstanding debt (excluding capital leases and collateralized indebtedness) is effectively fixed (54% being fixed rate obligations and 21% is effectively fixed through utilization of these interest rate swap contracts) as of December 31, 2010.  The table below summarizes certain terms of these interest rate swap contracts as of December 31, 2010:

Maturity Date	Notional Amount	Weighted Average Fixed Rate Paid by the Company	Weighted Average Effective Floating Rate Received by the Company at December 31, 2010*

June 2012	$2,600,000	4.86%	0.30%
______________
*	Represents the floating rate received by the Company under its interest rate swap contracts at December 31, 2010 and does not represent the rates to be received by the Company on future payments.

Newsday LLC

We currently expect that net funding and investment requirements for Newsday LLC for the next 12 months will be met with one or more of the following: cash on hand, cash generated by operating activities, interest income from the Cablevision senior notes held by Newsday Holdings LLC, capital contributions and intercompany advances.

Newsday LLC's $650,000 senior secured credit facility is comprised of two components: a $525,000 10.50% fixed rate term loan facility and a $125,000 floating rate term loan facility.   The senior secured credit facility matures on August 1, 2013 and, subject to certain exceptions, requires mandatory prepayments out of the proceeds of certain sales of property or assets, insurance proceeds and debt and equity issuances.  No mandatory prepayments are required prior to July 29, 2011, and the amount of prepayments thereafter are limited to $105,000 in the aggregate prior to July 29, 2012 and $140,000 in the aggregate prior to the maturity date.  Optional prepayments are also permitted, subject to specified prepayment premiums.

The principal financial covenant for the senior secured credit facility is a minimum liquidity test of $25,000, which is tested bi-annually on June 30 and December 31.  The senior secured credit facility also contains other affirmative and negative covenants, subject to certain exceptions, including limitations on indebtedness (other than permitted senior indebtedness (as defined) not exceeding $50,000 and permitted subordinated indebtedness (as defined) to be used for investments not to exceed $100,000), investments (other than investments out of excess cash flow and out of the proceeds of the Cablevision senior notes in excess of the outstanding borrowings and out of a $40,000 basket), and dividends and other restricted payments (other than in respect of management and guarantee fees and restricted payments out of excess cash flow and out of the proceeds of the Cablevision senior notes in excess of the outstanding borrowings).  Certain of the covenants applicable to CSC Holdings under the Newsday LLC senior secured credit facility are similar to the covenants applicable to CSC Holdings under its outstanding senior notes.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Newsday LLC was in compliance with all of its financial covenants under its credit agreement as of December 31, 2010.

Borrowings by Newsday LLC under its senior secured credit facility are guaranteed by Newsday Holdings LLC, NMG Holdings, Inc. and CSC Holdings on a senior unsecured basis and secured by a lien on the assets of Newsday LLC, and the Cablevision senior notes receivable held by Newsday Holdings LLC.

Bresnan Cable

Credit Facility Debt

We currently expect that net funding and investment requirements for Bresnan Cable for the next 12 months will be met with one or more of the following: cash on hand, cash generated by operating activities and borrowings under its credit facility.

Bresnan Cable has a $840,000 senior secured credit facility which is comprised of two components: a $765,000 term loan facility and a $75,000 revolving credit facility (collectively, the "Bresnan Credit Agreement").  In connection with the financing of the Bresnan acquisition, the full $765,000 amount of the term loan facility was drawn, net of an original issue discount of approximately $7,700. The revolving credit facility, which includes a $25,000 sublimit for the issuance of standby letters of credit and a $5,000 sublimit for swingline loans, was not drawn in connection with the transaction. Such revolving credit facility is expected to be available to provide for ongoing working capital requirements and for other general corporate purposes of the Company and its subsidiaries.

Borrowings under the Bresnan Credit Agreement bear interest at a floating rate, which at the option of Bresnan Cable may be either 2.0% over a floating base rate or 3.0% over an adjusted LIBOR rate, subject to a LIBOR floor of 1.50%. The Bresnan Credit Agreement requires Bresnan Cable to pay a commitment fee of 0.75% in respect of the average daily unused commitments under the revolving credit facility. Bresnan Cable is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the Bresnan Credit Agreement.

All obligations under the Bresnan Credit Agreement are guaranteed by Holdings Sub (the direct parent of Bresnan Cable) and each of Bresnan Cable's existing and future direct and indirect domestic subsidiaries that are not designated as unrestricted subsidiaries in accordance with the Bresnan Credit Agreement (the "Guarantors"). All obligations under the Bresnan Credit Agreement, including the guarantees of those obligations, will be secured by certain assets of the Bresnan Cable and the Guarantors, including a pledge of the equity interests of Bresnan Cable.

Bresnan Cable may voluntarily prepay outstanding loans under the Bresnan Credit Agreement at any time after December 14, 2011, in whole or in part, without premium or penalty (except for customary breakage costs with respect to Eurodollar loans, if applicable). On or prior to December 14, 2011, if Bresnan Cable makes a prepayment of term loans in connection with certain refinancing transactions, Bresnan Cable must pay a prepayment premium of 1% of the amount of term loans prepaid.

With certain exceptions, Bresnan Cable is required to make mandatory prepayments in certain circumstances, including (i) a specified percentage of excess cash flow beginning in 2012 depending on its cash flow ratio, (ii) from the net cash proceeds of certain sales of assets (subject to reinvestment rights), (iii) from casualty insurance and/or condemnation proceeds, and (iv) upon the incurrence of certain indebtedness.

The Bresnan Credit Agreement contains customary affirmative and negative covenants and also requires Bresnan Cable to comply with the following financial covenants: (i) a maximum ratio of total indebtedness to operating cash flow of 8.00:1 decreasing to 5.00:1 on and after March 31, 2014; (ii) a minimum ratio of operating cash flow to interest expense of 2.00:1 increasing to 2.75:1 on and after March 31, 2014, and (iii) minimum liquidity of $25,000.  In connection with the Bresnan Credit Agreement, the Company incurred deferred financing costs of $20,542, which are being amortized to interest expense over the term of the credit agreement.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Bresnan Cable Notes

On December 14, 2010, in connection with the financing of the Bresnan acquisition, BBHI Acquisition LLC, a wholly-owned subsidiary of the Company, issued $250,000 aggregate principal amount of 8% senior notes due December 15, 2018 (the "Bresnan Notes"). The Bresnan Notes are guaranteed by all of Bresnan Cable's (the successor entity to BBHI Acquisition LLC) existing subsidiaries and will be guaranteed by certain of Bresnan Cable's future subsidiaries.   At any time prior to December 15, 2013, the Company may redeem some or all of the Notes at a specified "make-whole" price plus accrued and unpaid interest to the redemption date.  Beginning on or after December 15, 2013, the Company may redeem some or all of the Notes at a redemption price equal to 106% declining annually to 100% beginning on December 15, 2016.  In connection with the issuance of these senior notes, the Company incurred deferred financing costs of $5,553, which are being amortized to interest expense over the term of these senior notes.

Monetization Contract Maturities

The following monetization contracts of our Comcast common stock matured since January 1, 2010:

Month of Maturity	Shares covered under monetization contract

April 2010	2,732,184
June 2010	2,668,875
August 2010	2,668,875
January 2011	2,668,875

We settled our obligations under the related collateralized indebtedness by delivering cash from the net proceeds of new monetization transactions on our Comcast common stock that will mature April, June and August 2012 and January 2013.

During the next 12 months, monetization contracts covering 10,738,809 shares of Comcast common stock mature.  The Company intends to either settle such transactions by delivering shares of the Comcast common stock and the related equity derivative contracts or by delivering cash from the net proceeds of new monetization transactions.

See "Item 7A.  Quantitative and Qualitative Disclosures About Market Risk" for a discussion of our monetization contracts.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Contractual Obligations and Off Balance Sheet Commitments

The Company's contractual obligations to third parties as of December 31, 2010 (excluding obligations of AMC Networks), which consist primarily of our debt obligations and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations(1)	$4,543,795	$1,296,121	$1,675,841	$626,225	$945,608	$-
Operating lease obligations(2)	458,115	72,600	140,975	125,453	119,087	-
Guarantees(3)	26,760	10,517	16,243	-	-	-
Letters of Credit(4)	58,723	1,450	56,923	-	350	-
	5,087,393	1,380,688	1,889,982	751,678	1,065,045	-
Contractual obligations reflected on the balance sheet:
Debt obligations(5)	11,783,956	644,606	1,742,304	2,276,779	7,120,267	-
Capital lease obligations(6)	37,153	3,090	5,536	28,392	135	-
Taxes(7)	59,584	-	-	-	-	59,584
	11,880,693	647,696	1,747,840	2,305,171	7,120,402	59,584

Total	$16,968,086	$2,028,384	$3,637,822	$3,056,849	$8,185,447	$59,584
______________
See discussion above regarding payment options the Company has on its monetization contracts.  See Notes 10 and 11 to our consolidated financial statements for a discussion of our long-term debt.  See Note 14 to our consolidated financial statements for a discussion of our operating leases.  See Note 2 to our consolidated financial statements for a discussion of our program rights obligations.

(1)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to the Company's subscribers, minimum purchase obligations to purchase goods or services and contractual obligations under certain employment contracts.  Future fees payable under contracts with programming vendors are based on numerous factors, including the number of subscribers receiving the programming.  Amounts reflected above related to programming agreements are based on the number of subscribers receiving the programming as of December 2010 multiplied by the per subscriber rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2010.

(2)
Operating lease obligations represent primarily future minimum payment commitments on various long-term, noncancelable leases for office, production and storage space, and Clearview Cinemas, and rental space on utility poles used for the Company's Telecommunications Services Segment.

(3)
Includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations and potential early termination events in connection with the monetization of the Company's holdings of shares of Comcast Corporation common stock.  Does not include CSC Holdings' guarantee of Newsday LLC's obligations under its $650,000 senior secured credit facility.

(4)	Consists primarily of letters of credit obtained by CSC Holdings in favor of insurance providers and certain governmental authorities for the Telecommunications Services segment.
(5)	Excludes interest payments and includes future payments due on the Company's (i) credit facility debt, (ii) senior notes and debentures, and (iii) collateralized indebtedness.
(6)	Reflects the face amount of capital lease obligations, including related interest.
(7)	This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

At any time after the thirteenth anniversary of the closing of the Newsday Transaction and on or prior to the date that is six months after such anniversary, Tribune Company will have the right to require CSC Holdings to purchase Tribune Company's entire interest in Newsday Holdings LLC at the fair value of the interest at that time (see Note 4 to the Company's consolidated financial statements).  The table above does not include any future payments that would be required upon the exercise of this put right.

Other Events

AMC Networks Distribution

On June 30, 2011, Cablevision distributed to its stockholders all of the outstanding common stock of AMC Networks (formerly Rainbow Media Holdings LLC), a company which consists principally of national programming networks, including AMC, WE tv, IFC and Sundance Channel, and other services which consist primarily of AMC/Sundance Channel Global, an international programming business, IFC Entertainment, an independent film distribution business, and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), a network technical services business, previously owned and operated by the Company's Rainbow segment.  The AMC Networks Distribution took the form of a distribution by Cablevision of one share of AMC Networks Class A Common Stock for every four shares of CNYG Class A Common Stock held of record on June 16, 2011 (the "AMC Networks Distribution Record Date") and one share of AMC Networks Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the AMC Networks Distribution Record Date.  As a result of the AMC Networks Distribution, on June 30, 2011, the Company no longer consolidates the financial results of AMC Networks for the purpose of its own financial reporting and the historical financial results of AMC Networks have been reflected in the Company's consolidated financial statements as discontinued operations for all periods presented through the AMC Networks Distribution date.

Acquisition of Bresnan Cable

On December 14, 2010, BBHI Holdings LLC ("Holdings Sub"), BBHI Acquisition LLC ("Acquisition Sub") and CSC Holdings, each of which is a wholly-owned subsidiary of Cablevision, consummated the merger contemplated by the Agreement and Plan of Merger by and among Holdings Sub, Acquisition Sub, CSC Holdings, Bresnan Broadband Holdings, LLC ("Bresnan Cable") and Providence Equity Bresnan Cable LLC dated June 13, 2010 (the "Merger Agreement").  Acquisition Sub merged with and into Bresnan Cable, with Bresnan Cable being the surviving entity, and becoming a direct wholly-owned subsidiary of Holdings Sub and an indirect wholly-owned subsidiary of Cablevision and CSC Holdings.  The purchase price was $1,366,157 subject to final working capital and certain other adjustments.  The acquisition was financed using an equity contribution by CSC Holdings of $395,000, which CSC Holdings borrowed under its revolving credit facility, and debt consisting of an undrawn $75,000 revolving credit facility, a $765,000 term loan facility and $250,000 8.0% senior notes due 2018.  For income tax purposes, the acquisition was treated as an asset acquisition with a full step-up in tax basis.

MSG Distribution

On February 9, 2010, Cablevision completed the MSG Distribution, which took the form of a distribution by Cablevision of one share of Madison Square Garden Class A Common Stock for every four shares of CNYG Class A Common Stock held of record on the MSG Distribution Record Date and one share of Madison Square Garden Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the MSG Distribution Record Date.  On January 12, 2010, the Company transferred to Madison Square Garden the Company's subsidiaries which owned, directly or indirectly, all of the partnership interests in Madison Square Garden, L.P.  As a result of the MSG Distribution, on February 9, 2010, the Company no longer consolidates the financial results of Madison Square Garden for the purpose of its own financial reporting and the historical financial results of Madison Square Garden have been reflected in the Company's consolidated financial statements as discontinued operations for all periods presented through the MSG Distribution date.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

Common Stock Repurchase

In June 2010, Cablevision's Board of Directors authorized the repurchase of up to $500,000 of CNYG Class A common stock.  Under the repurchase program, shares of CNYG Class A common stock may be purchased from time to time in the open market.  Size and timing of these purchases will be determined based on market conditions and other factors.  Funding for the repurchase program will be met with cash on hand and/or borrowings under CSC Holdings' revolving credit facility which would be distributed to Cablevision.  Through December 31, 2010, Cablevision repurchased an aggregate of 10,825,600 shares for a total cost of approximately $316,513, including commissions ($16,266 of unsettled purchases are reflected as a current liability at December 31, 2010).  These acquired shares have been classified as treasury stock in Cablevision's consolidated balance sheet.  As of December 31, 2010, we had approximately $183,595 of availability remaining under our stock repurchase authorization.

For the period from January 1 through February 15, 2011, Cablevision repurchased an aggregate of 4,728,300 shares for a total cost of approximately $164,103, including commissions.

On February 15, 2011, Cablevision's Board of Directors authorized the repurchase of up to an additional $500,000 of CNYG Class A common stock.

Dividends

The Board of Directors of Cablevision declared the following cash dividends to stockholders of record on both its CNYG Class A common stock and CNYG Class B common stock:

Declaration Date	Dividend per Share	Record Date	Payment Date

February 24, 2010	$0.10	March 8, 2010	March 29, 2010
May 5, 2010	$0.125	May 17, 2010	June 7, 2010
August 4, 2010	$0.125	August 16, 2010	September 7, 2010
November 3, 2010	$0.125	November 15, 2010	December 6, 2010

February 25, 2009	$0.10	March 9, 2009	March 31, 2009
May 6, 2009	$0.10	May 18, 2009	June 9, 2009
July 29, 2009	$0.10	August 10, 2009	September 1, 2009
November 2, 2009	$0.10	November 13, 2009	December 4, 2009

August 15, 2008	$0.10	August 26, 2008	September 18, 2008
November 5, 2008	$0.10	November 17, 2008	December 9, 2008

Cablevision paid dividends aggregating $140,734, $123,499, and $64,854 in 2010, 2009, and 2008, respectively, primarily from the proceeds of dividend payments to Cablevision from CSC Holdings.  The CSC Holdings dividend payments to Cablevision were funded from cash on hand.  In addition, as of December 31, 2010, up to approximately $7,461 will be paid when, and if, restrictions lapse on restricted shares outstanding.

On February 15, 2011, the Board of Directors of Cablevision declared a cash dividend of $0.125 per share payable on March 21, 2011 to stockholders of record on both its CNYG Class A common stock and CNYG Class B common stock as of February 28, 2011.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

During the year ended December 31, 2010, CSC Holdings made distributions to Cablevision, its sole shareholder, aggregating $556,272.  The proceeds were used to fund:

•	Cablevision's dividends paid in 2010;
•	Cablevision's interest payments on certain of its senior notes;
•	Cablevision's payments for the acquisition of treasury shares related to statutory minimum tax withholding obligations upon the vesting of certain restricted shares; and
•	the repurchase of CNYG Class A common stock under Cablevision's share repurchase program.

During the year ended December 31, 2009, CSC Holdings made distributions to Cablevision, aggregating $790,082.  The proceeds were used to fund:

•	Cablevision's repurchase of a portion of Cablevision's April 2009 Notes pursuant to the tender offer completed in March 2009 ($196,269);
•	Cablevision's repayment of the remaining outstanding balance of its April 2009 Notes upon their maturity ($303,731);
•	Cablevision's dividends paid in 2009;
•	Cablevision's interest payments on certain of its senior notes; and
•	Cablevision's payments for the acquisition of treasury shares related to statutory minimum tax withholding obligations upon the vesting of certain restricted shares.

In 2008, CSC Holdings made distributions of $52,076 to Cablevision, which it used to fund dividend payments.  In addition, in 2008, CSC Holdings made advances to Cablevision aggregating $144,559.

Aircraft Arrangements

On February 16, 2011, a subsidiary of the Company entered into an Aircraft Dry Lease Agreement with Sterling Aviation LLC ("Sterling"), an entity owned by members of the Dolan family, pursuant to which Sterling has agreed to make a G-IV aircraft available for use by the Company on a non-exclusive basis.  The cost to the Company is equal to certain operating costs of the aircraft while in use by the Company and an amount equal to twice the actual fuel costs.  The new agreement replaces the existing Time Sharing Agreement between the Company and another entity controlled by the Dolan family covering the same aircraft and is intended to replicate the economics of that agreement.

Managing our Interest Rate and Equity Price Risk

Interest Rate Risk

To manage interest rate risk, we have entered into various interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

All interest rate swap contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in our consolidated statements of operations.

Equity Price Risk

We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of common stock of Comcast Corporation.  These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price.  If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date.  As of December 31, 2010, we did not have an early termination shortfall relating to any of these contracts.  The underlying stock and the equity collars are carried at fair value on our consolidated balance sheets and the collateralized indebtedness is carried at its accreted value.

See "Item 7A.  Quantitative and Qualitative Disclosures About Market Risk" for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.

All of our monetization transactions are obligations of our wholly-owned subsidiaries that are not part of the Restricted Group; however, CSC Holdings provides guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements).  The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar.  All of our equity derivative contracts are carried at their current fair value on our consolidated balance sheets with changes in value reflected in our consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.

Recently Issued Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  ASU No. 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  ASU No. 2010-28 will be effective for the Company on January 1, 2011.  Early adoption is not permitted.  The adoption of ASU No. 2010-28 will have no impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  ASU No. 2010-06 outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification ("ASC") Topic 820-10.  ASU No. 2010-06 amends ASC Topic 820-10 to now require that (a) a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.  In addition, ASU No. 2010-06 clarifies existing disclosures on (a) how a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and (b) how a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  ASU No. 2010-06 became effective in 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  These disclosures will be effective in the first quarter of 2011.  We will provide the additional required disclosures pursuant to the guidance under ASU No. 2010-06 when applicable.

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CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except per unit and per share data)

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term "fair value" in the revenue allocation guidance with the term "selling price" to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted on a prospective basis to revenue arrangements entered into or materially modified on or after January 1, 2011.

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